Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

by and among

BARCLAYS CAPITAL REAL ESTATE INC. and
BARCLAYS CAPITAL REAL ESTATE FINANCE INC.

(as Sellers)

and

CREXUS S HOLDINGS LLC and
CREXUS S HOLDINGS (GRAND CAYMAN) LLC

(as Purchasers)

Dated as of March 18, 2011

i

(Continued)

(Continued)

(Continued)

SCHEDULES AND EXHIBITS

Schedule 2.2 -		List of Applicable Seller; Principal Balances; Purchase Price Percentages
Schedule 4.2(e) -		Seller Required Consents

Exhibit A	-	Definitions
Exhibit B	-	Rules of Construction
Exhibit C	-	Wiring Instructions for Sellers
Exhibit D	-	Form of Allonge to Note/Bond Power
Exhibit E	-	Form of Assignment of Mortgage
Exhibit F	-	Form of Assignment of Assignment of Leases and Rents
Exhibit G	-	Form of Omnibus Assignment and Assumption Agreement (Mortgage Loan)
Exhibit H	-	Form of Letter to Mortgage Loan Borrower and Guarantor re: Sale of Mortgage Loan
Exhibit I	-	Form of Letter to Mezzanine Lender Advising of Sale of the Mortgage Loan
Exhibit J	-	Form of Notice to Depository Banks
Exhibit K	-	Form of Assignment of Co-Lender Agreement
Exhibit L	-	Form of Omnibus Assignment and Assumption Agreement (Mezzanine Loan)
Exhibit M	-	Form of Letter to Mezzanine Loan Borrower and Guarantor re: Sale of Mezzanine Loan
Exhibit N	-	Form of Letter to Senior Lender Advising of Sale of the Mezzanine Loan
Exhibit O	-	Form of Letter to B Note Asset Borrower and Guarantor re: Sale of B Note Asset
Exhibit P	-	Form of Letter to A Note Holder re: Sale of B Note Asset
Exhibit Q	-	Form of Purchaser Receipt for Asset Files

ASSET PURCHASE AND SALE AGREEMENT

          THIS ASSET PURCHASE AND SALE AGREEMENT made as of the 18th day of March, 2011, by and between BARCLAYS CAPITAL REAL ESTATE INC., a corporation organized under the laws of the State of Delaware, and BARCLAYS CAPITAL REAL ESTATE FINANCE INC., a corporation organized under the laws of the State of Delaware (each, a “Seller” and, collectively, “Sellers”), each having an address at 745 Seventh Avenue, New York, NY 10019, collectively, and jointly and severally, as sellers, CREXUS S HOLDINGS LLC, a Delaware limited liability company, and CREXUS S HOLDINGS (GRAND CAYMAN) LLC, a Delaware limited liability company (each, a “Purchaser” and, collectively, “Purchasers”), each having an address at 1211 Avenue of the Americas, Suite 2902, New York, NY 10036, collectively, and jointly and severally, as purchasers.

RECITALS:

          A. Sellers are the owners of certain Mortgage Loans, Mezzanine Loans and B Note Assets; the Mortgage Loans, the Mezzanine Loans and the B Note Assets, and, in each case, all of Sellers’ right, title and interest in, to and under the documentation contained in the Asset Files related thereto, are sometimes referred to herein, each, individually as an “Asset,” and, collectively, as the “Assets”).

          B. Sellers desire to sell the Assets, and Purchasers desire to purchase the Assets.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, Sellers and Purchasers agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

                            Section 1.1. Definitions. Capitalized terms used in this Agreement are defined in Exhibit A or in the text with a cross-reference in Exhibit A.

                            Section 1.2. Rules of Construction. This Agreement will be interpreted in accordance with the rules of construction set forth in Exhibit B.

ARTICLE II

SALE AND PURCHASE OF THE ASSETS

                            Section 2.1. Agreement to Sell and Purchase the Assets. In consideration of the payment to Sellers of the Purchase Price, Sellers agree to sell, transfer and assign, and Purchasers agree to purchase the Assets, in each case, in accordance with this Agreement. Sellers agree to sell, transfer and assign, and Purchasers agree to assume all of Sellers’ rights and obligations which accrue from and after the applicable Closing Date with respect to each of the Assets, including all of Sellers’ rights and obligations arising from and after the applicable Closing Date under the Loan Documents and the other agreements contained in the Asset Files, all Co-Lender Agreements, and all Intercreditor Agreements, in each case, in accordance with this Agreement. The sales, transfers and assignments contemplated in this Agreement shall be effectuated through the Transaction Documents.

                              Section 2.2. Purchase Price. At the Closing for each Asset, Purchasers shall pay Sellers the Purchase Price for all Assets actually sold and transferred to Purchasers on the applicable Closing Date; provided, however, Purchasers shall have the right to partially assign this Agreement to or designate alternate Purchasers for the Assets, subject to the terms of Section 10.12 herein, provided that any such Person is a Qualified Transferee (relative to any Assets for which a transferee is required to be a Qualified Transferee). Schedule 2.2 sets forth for each of the Assets (i) the name of the applicable Seller of such Asset, (ii) the Principal Balance of such Asset as of March 16, 2011 and (iii) the Purchase Price Percentage for such Asset.

                              Section 2.3. Access to the Asset Files. During the period beginning on the date of this Agreement and ending on the Closing Date for each Asset Sellers will permit Purchasers access to the Asset Files for such Asset through the Data Room. The disclosures to Purchasers made pursuant to the terms of this Agreement are subject to the terms of the Pre-Closing Confidentiality Agreement and to the provisions of Section 10.15.

                              Section 2.4. Purchasers’ Acknowledgement of Due Diligence Completion.

                    (a) Purchasers acknowledge and confirm that (i) Purchasers have been given a reasonable opportunity to inspect and investigate the Assets, the Loan Documents and the other documents contained in the Asset Files, either independently or through agents and experts of Purchasers’ choosing, and (ii) Purchasers have decided to acquire the Assets based solely upon (A) Purchasers’ own due diligence investigation and inspection thereof, (B) the representations, warranties and covenants of the applicable Sellers expressly set forth in this Agreement and (C) the terms and conditions of the Transaction Documents.

                    (b) Purchasers acknowledge that Sellers make no representations or warranties with respect to the current status of the Assets or the current (or anticipated future) financial performance of any of the Assets or any of the Underlying Properties, except as expressly provided in this Agreement or in the Transaction Documents.

                    (c) SELLERS AND PURCHASERS AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS: (I) EACH ASSET SHALL BE SOLD AND PURCHASERS SHALL ACCEPT SAME ON THE APPLICABLE CLOSING DATE FOR SUCH ASSET “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” AND SUBJECT TO WEAR AND TEAR FROM THE DATE HEREOF UNTIL SUCH CLOSING DATE, AND (II) THE SALE OF ASSETS SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLERS HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. PURCHASERS ACKNOWLEDGE AND

AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, NEITHER SELLERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY COVERED PERSONS, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAS MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER ON SELLERS’ BEHALF WITH RESPECT TO THE ASSETS OR THE BUSINESS BEING CONDUCTED AT THE UNDERLYING PROPERTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE COLLECTABILITY OF ASSETS, INCLUDING THE COLLECTABILITY OF ANY ACCRUED INTEREST (AT THE ORDINARY INTEREST RATE OR AT THE DEFAULT RATE), EXTENSION FEES, PRINCIPAL PAYMENTS, LATE CHARGES, PREPAYMENT OR EXIT FEES OR ANY OTHER ADDITIONAL AMOUNT WHICH MAY BE PAYABLE TO THE HOLDER OF THE ASSETS, (B) THE VALIDITY, ENFORCEABILITY, SUFFICIENCY OR LEGAL EFFECT OF ANY OF THE LOAN DOCUMENTS, OR ANY OF THE OTHER DOCUMENTS CONTAINED IN THE ASSET FILES, OR ANY DUE DILIGENCE MATERIALS FURNISHED TO PURCHASERS BY SELLERS OR ANY OTHER PERSON IN CONNECTION WITH THE PURCHASE OF THE ASSETS, ANY RELATED TITLE INSURANCE POLICY OR ANY SURVEY FURNISHED OR TO BE FURNISHED TO THE SELLERS IN CONNECTION WITH THE ORIGINATION OF THE ASSETS, (C) THE VALIDITY, PRIORITY, SUFFICIENCY OR EFFECTIVENESS OF ANY LIEN CREATED OR TO BE CREATED BY ANY LOAN DOCUMENTS, (D) THE FINANCIAL CONDITION OF THE BORROWERS OR ANY OF THE OTHER OBLIGORS RELATING TO THE ASSETS, OR THE ABILITY OF SUCH PARTIES TO PERFORM THEIR RESPECTIVE OBLIGATIONS UNDER THE APPLICABLE LOAN DOCUMENTS, OR ANY OF THE OTHER DOCUMENTS CONTAINED IN THE ASSET FILES, (E) THE EXISTENCE OR NONEXISTENCE OF ANY DEFAULT OR ANY EVENT OF DEFAULT UNDER ANY LOAN DOCUMENTS, UNDER ANY OF THE OTHER DOCUMENTS CONTAINED IN THE ASSET FILES, (F) RIGHTS OF OFFSET, DEDUCTIONS, NEGOTIABILITY OR HOLDER IN DUE COURSE STATUS, OR THE ACCURACY OR COMPLETENESS OF THE MATTERS DISCLOSED, REPRESENTED OR WARRANTED BY ANY PARTY IN THE LOAN DOCUMENTS, OR UNDER ANY OF THE OTHER DOCUMENTS CONTAINED IN THE ASSET FILES, (G) THE FORECLOSURE PROCEEDING (IF ANY) OR ANY RELATED LITIGATION OR ACTIONS, ANY DEFENSES, SETOFFS, CLAIMS, COUNTERCLAIMS, ACTIONS OR CAUSES OF ACTION OF ANY KIND OR NATURE WHICH ANY BORROWER OR ANY OTHER OBLIGOR UNDER ANY OF THE LOAN DOCUMENTS (OR UNDER ANY OF THE OTHER DOCUMENTS CONTAINED IN THE ASSET FILES) MAY HAVE AGAINST ANY SELLER OR ANY OTHER PARTY IN CONNECTION WITH THE FORECLOSURE PROCEEDINGS OR ANY RELATED ACTIONS, (H) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS, PROPERTY CONDITION ASSESSMENTS, PROBABLE MAXIMUM LOSS STUDIES OR OTHER DATA OR INFORMATION SET FORTH IN THE ASSET FILES PROVIDED TO PURCHASERS WHICH WERE PREPARED FOR OR ON BEHALF OF THE SELLERS OR (I) ANY OTHER MATTER RELATING TO THE

SELLERS, THE UNDERLYING PROPERTIES OR THE BUSINESSES CONDUCTED AT THE UNDERLYING PROPERTIES.

                    (d) Purchasers acknowledge and agree that, in respect of the Assets, Purchasers may ultimately receive from (i) the applicable Borrower, (ii) the enforcement of remedies, or (iii) any other realization upon the applicable Asset, an amount less than the Purchase Price and that Purchasers shall have no recourse against Sellers or any of Sellers’ respective Affiliates or any Covered Persons for such deficiency; provided, however, the foregoing shall not be deemed to release any Seller from liability for its express representations, warranties or covenants set forth in this Agreement and/or the Transaction Documents.

                    (e) The provisions of this Section 2.4 shall be applicable to (and each reference herein to “Purchaser” shall be deemed to be an explicit reference to) each Purchaser and each of such Purchaser’s respective successors, heirs and assignees. The provisions of this Section 2.4 shall survive the Closing for each Asset indefinitely.

                              Section 2.5. Retained Relationships.

                    (a) Purchasers acknowledge and agree that one (1) or more of the Sellers may after the date hereof retain and/or enter into any credit, depository, or trust relationship with any Borrower, any guarantor of any of the Assets, and/or any of their respective agents, employees and affiliates, relative to loans, interests and/or assets which are not included in or directly related to (i) the Assets being purchased by Purchasers in accordance with this Agreement or (ii) the Underlying Property, which loans, interests, assets and other relationships may continue following the Closing for one or more Assets (collectively, a “Retained Lending Relationship”). Purchasers acknowledge that certain of the Retained Lending Relationships pertain directly to the direct or indirect owners of the Underlying Properties. All documents and instruments relating to a Retained Lending Relationship, and rights and obligations relating thereto, are not and shall not be deemed assigned to or assumed by Purchasers hereunder or under any of the Transaction Documents. After the applicable Closing Date, neither Sellers nor Purchasers shall have any obligation to notify the other party of the creation of a new Retained Lending Relationship, the modification of the terms of any Retained Lending Relationship or the occurrence of a default under a Retained Lending Relationship for the applicable Asset(s), except to the extent required pursuant to the documents governing any such Retained Lending Relationship and/or any applicable Intercreditor Agreement or Co-Lender Agreement.

                    (b) Purchasers acknowledge and agree that one (1) or more of the Sellers may after the date hereof retain and/or enter into any joint venture, partnership, limited liability company or other entity with any Borrower, any guarantor of any of the Assets, and/or any of their respective agents, employees and affiliates, relative to common or preferred equity investments or other joint ventures, which common or preferred equity investments or other joint ventures may continue following the Closing for an affected Asset (collectively, a “Retained Joint Venture/Preferred Equity Relationship”). Purchasers acknowledge that certain of the Retained Joint Venture/Preferred Equity Relationships pertain directly to the Assets or to the direct or indirect owners of the Underlying Property. All documents and instruments relating to a Retained Joint Venture/Preferred Equity Relationship, and rights and obligations relating thereto, are not and shall not be deemed assigned to or assumed by Purchasers hereunder or under any of the Transaction Documents. After the Closing Date for an affected Asset, neither Sellers nor Purchasers shall have any obligation to notify the other party of the creation of a new Retained Joint Venture/Preferred Equity Relationship, the modification of the terms of any Retained Joint Venture/Preferred Equity Relationship or the occurrence of a default under a Retained Joint Venture/Preferred Equity Relationship, except to the extent required pursuant to the documents governing any such Retained Joint Venture/Preferred Equity Relationship and/or any applicable Intercreditor Agreement or Co-Lender Agreement.

                              Section 2.6. Certain Post-Closing Matters Regarding Indemnities. Each party acknowledges that, in certain of the documents contained in the Asset Files, Borrowers and certain other Persons agree to indemnify and insure one (1) or more of the Sellers and their respective Covered Persons and certain other Persons from and against various liabilities pursuant to the terms thereof. Notwithstanding the transfer of each Asset, Purchasers and Sellers agree that, as between Purchasers and Sellers, each party shall be entitled to enforce and collect such indemnities and insurance directly from the indemnitor or insurer to the extent arising from a loss suffered by such party because of its interest from and after the applicable Closing Date, in the case of Purchasers, or prior to the applicable Closing Date, in the case of Sellers. If one or more of the Sellers is prohibited from enforcing any such indemnities or insurance, each Purchaser agrees that it will promptly take (at the applicable Seller’s sole cost and expense and without any obligation to incur any liability on the part of any Purchaser) any reasonable steps requested by such Seller to enforce such indemnities or insurance on behalf of such applicable Seller and its Affiliates and Covered Persons that are the beneficiaries of the indemnity provisions and to pay promptly to the applicable Seller any amount thereby realized (to the extent such amount relates to a loss sustained by the applicable Seller and/or such Seller’s Affiliates and/or Covered Persons and not a reimbursement for a loss sustained by one or more of the Purchasers), after deducting any actual out-of-pocket costs or expenses reasonably incurred by such Purchaser(s) in cooperating with Sellers. Sellers and Seller Parent shall indemnify and hold Purchasers harmless from and against any and all Damages reasonably incurred by any Purchaser as a result of its cooperation with Sellers pursuant to this Section 2.6. The provisions of this Section 2.6 shall not be merged into the execution and delivery of any documents at a Closing and shall survive the Closing for each Asset indefinitely.

                              Section 2.7. Future Releases of Seller Parties. Each Purchaser covenants and agrees with Sellers that such Purchaser shall not accept a release of liability from any Borrower, obligor or other third party relating to one or more of the Assets or grant a release of liability to any such Borrower, obligor or other third party relating to one or more of the Assets in connection with, or with respect to, the Assets or any Underlying Property, unless, in connection with the negotiation of any such release, it has used commercially reasonable efforts to cause such Borrower, obligor and/or other third party to simultaneously release and discharge, in substantially the same form as the release granted to the applicable Purchaser, the applicable Seller, such Seller’s Affiliates and all of such Seller’s Covered Persons from all claims of any kind whatsoever that such Borrower or other obligor might have against the Seller or such Seller’s Covered Persons with respect to the Assets or such applicable Underlying Property prior to the date of such release. Each Purchaser hereby agrees to provide Sellers prompt written Notice upon the receipt of any release of liability from any Borrower, obligor or other third party, together with a copy of the related release instrument (subject to limitations imposed by the terms of Section 10.15) and, to the extent such release does not include a release and discharge of the applicable Seller, such Seller’s Affiliates and all such Seller’s Covered Persons, a reasonably detailed account of such Purchaser’s failed efforts to cause such inclusion in accordance with this Section 2.7.

ARTICLE III

THE CLOSING

                              Section 3.1. Time and Location of the Closing; Conveyance of the Assets.

                    (a) Each Closing will occur on the applicable Closing Date at the time specified in Exhibit A. Each Closing will take place at Sellers’ counsel’s office at 787 Seventh Avenue, New York, New York, or at such other location as Sellers and Purchasers may agree in writing. Time shall be of the essence with respect to Purchasers’ and Sellers’ obligation to consummate the transactions contemplated herein on each Closing Date.

                    (b) On each Closing Date, subject to satisfaction of the respective conditions precedent to each party’s obligations hereunder, Sellers shall transfer, assign, set over and otherwise convey to the applicable Purchasers, without recourse, representation or warranty except as specifically provided in this Agreement and the Transaction Documents, all of the right, title and interest of Sellers in and to the Assets to be conveyed on such Closing Date pursuant to the terms of this Agreement, and the applicable Purchasers shall assume any and all obligations of the Sellers accruing from and after such Closing Date with respect to the Assets conveyed on such Closing Date, including all liability accruing from and after such Closing Date under the Loan Documents and the other documents contained in the Asset Files relating to such Assets.

                    (c) Upon each Closing, the ownership of the applicable Assets shall be vested in the applicable Purchasers and their respective successors and assigns. The records of Sellers shall reflect the transfer of such Assets to Purchasers as a sale.

                              Section 3.2. Payment of Purchase Price. At each Closing, in accordance with the terms of Section 2.2, Purchasers will pay Sellers (or Sellers’ designee(s)) the Purchase Price, by wire transfer of immediately available funds in accordance with the wiring instructions attached to this Agreement as Exhibit C. The Purchase Price will be the consideration for the Assets conveyed at such Closing without regard to the actual outstanding aggregate amount due under such Assets and any other documents in the Asset Files relating to such Assets. There shall be no adjustments to the Purchase Price.

                              Section 3.3. Apportionment.

                    (a) Other than Qualified Accrued Interest payable to Sellers as a portion of the Purchase Price in accordance with the definition of Purchase Price, there will be no apportionment of any amounts accrued with respect to any Asset, and all funds received by Purchasers after a Closing Date that are derived from the applicable Assets conveyed at such Closing shall belong to the applicable Purchaser, and Sellers shall, by virtue of their execution and delivery of the Transaction Documents, be deemed to fully waive and release any and all claims thereto.

                    (b) Sellers and Purchasers acknowledge and agree that (i) Sellers are entitled to, and shall retain, all amounts paid with respect to the Assets (including all principal amortization payments, prepayments, default interest payments, prepayment premiums, late fees and other amounts payable with respect to the applicable Asset) during the period prior to each Closing Date with respect to the Assets conveyed on such Closing Date, except for Qualified Accrued Interest already paid by the Purchasers as a portion of the Purchase Price in accordance with the definition of Purchase Price, and Sellers shall be responsible and liable for any and all costs, expenses and liabilities to third parties specifically incurred pursuant to the terms of any agreements (other than Loan Documents) during the period prior to such Closing Date with respect to the Assets conveyed on such Closing Date; and (ii) Purchasers shall be entitled to, and shall retain, all amounts paid with respect to the applicable Assets for the period from and after such Closing Date, and Purchasers shall be responsible and liable for any and all costs, expenses and liabilities to third parties specifically pursuant to the terms of any agreements (other than Loan Documents) during the period from and after such Closing Date.

                    (c) With respect to any Assets actually sold and transferred to Purchasers on a Closing Date, Sellers shall remit to Purchasers any payments of interest or principal with respect to such Assets which accrue from and after the Closing Date, and which are actually received by any Seller after such Closing Date.

                    (d) As of each Closing Date, Purchasers will assume all obligations of Sellers with respect to Escrow Amounts, Deposit Accounts and reserve accounts held under the applicable Loan Documents relating to the Assets transferred or any other documents contained in the Asset Files relative to such Assets, and, at each Closing, Sellers will transfer and assign to the applicable Purchasers all of the respective Sellers’ interests in and to such Escrow Amounts, Deposit Accounts and reserve accounts relating to the Assets sold at such Closing in accordance with the terms hereof. Sellers hereby agree not to disburse (or authorize the disbursement of) any Escrow Amounts or funds held in any Deposit Accounts and reserve accounts that are actually held by Sellers, or on behalf of Sellers (but not by any third-party, manager, franchisee or borrower), with respect to the Assets as of February 28, 2011 (the “Seller Controlled Accounts”), from and after the date of this Agreement, without Purchasers’ written consent, not to be unreasonably withheld, conditioned or delayed, other than in accordance with the applicable Loan Documents. Sellers and Seller Parent hereby agree to indemnify and hold Purchasers harmless from and against any and all Damages reasonably incurred by any Purchaser in connection with a valid Claim asserted against any Purchaser by any Borrower or other party relative to any of the Seller Controlled Accounts which are not transferred and assigned to Purchasers at Closing. The foregoing indemnity shall not be merged at Closing, but shall survive Closing until the applicable Survival Date relating to such Closing.

                    (e) The Purchase Price with respect to the Assets subject to each Closing, including a delineation of Qualified Accrued Interest for each Asset payable as a component of the Purchase Price, shall be set forth on a settlement statement prepared by the applicable Sellers and mutually agreed to by the applicable Purchasers (in such Purchasers’ reasonable discretion) (each such statement, a “Settlement Statement”) executed by the applicable Sellers and the applicable Purchasers.

                              Section 3.4. Sellers’ Closing Documents. At each Closing, with respect to the Assets to be transferred at such Closing, Sellers shall deliver or cause to be delivered to Escrow Agent the following (it being hereby acknowledged that Sellers’ obligations under this Section 3.4 and Purchasers’ obligations under Section 3.5 herein shall be deemed to be concurrent conditions):

(a) With respect to all of the Assets:

          (i) a certificate of each of the Sellers’ secretary or assistant secretary certifying (i) as to the incumbency of the signatories authorized to execute this Agreement and the Transaction Documents required to be executed and delivered by such Seller on behalf of such Seller and (ii) that the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement have been duly authorized;

          (ii) certified copies of the corporate resolutions of each of the Sellers (including any of Sellers’ Affiliates which will be included in the signature block of any Transaction Documents) for which corporate resolutions are required (pursuant to such Sellers’ constituent documents) regarding the transactions contemplated herein authorizing the execution of this Agreement and the Transaction Documents required to be executed and delivered by such Sellers and the consummation of the transactions contemplated by this Agreement;

          (iii) a certificate of each of the Sellers certifying that all representations and warranties made by Sellers in this Agreement remain true, correct and complete in all material respects on the applicable Closing Date as though the representations and warranties were made on and as of such Closing Date;

(iv) updated versions of the Schedules hereto, in each case, to the extent changed, certified by Sellers to be true and accurate as of the applicable Closing Date; and

(v) the Settlement Statement for the applicable Assets, executed by the applicable Sellers.

(b) With respect to each Mortgage Loan:

(i) for each Mortgage Loan, an original of the related Note endorsed pursuant to an endorsement in the form of Exhibit D;

          (ii) for each Mortgage Loan, an executed and acknowledged assignment of the Mortgage in recordable form for the applicable jurisdiction (other than the UCC Financing Statements) in favor of the applicable Purchaser, substantially in the form of Exhibit E;

          (iii) for each Mortgage Loan, an executed and acknowledged assignment of the Assignment (in recordable form for the applicable jurisdiction) relating to such Mortgage Loan in favor of the applicable Purchaser, substantially in the form of Exhibit F;

          (iv) for each Mortgage Loan, an executed assignment of the applicable Seller’s rights and obligations under the related Loan Documents, Escrow Amounts, Deposit Accounts and other reserves with respect to such Mortgage Loan, and, if the applicable Seller is the “agent” under such Mortgage Loan or under any Intercreditor Agreement or Co-Lender Agreement related to such Mortgage Loan, such assignment shall assign to the applicable Purchaser the “agent” role with respect to the applicable Mortgage Loan, and such assignment shall be substantially in the form of Exhibit G, with such changes thereto as are necessary to conform the same to any requirements in the documents being assigned thereby; provided, however, that, with respect to the Asset identified as “Mortgage 5” on Schedule 2.2, the applicable Seller will retain the role of “agent” in accordance with Section 15.04 of the related loan agreement, unless the Agent Release has been obtained;

          (v) for each Mortgage Loan, a UCC-3 Financing Statement assignment (or the equivalent) for each UCC Financing Statement filed with respect to such Mortgage Loan, reflecting the transfer of the Mortgage Loan to the applicable Purchaser;

(vi) written evidence of each related Seller Required Consent;

(vii) the related Asset File for such Mortgage Loan;

          (viii) for each Mortgage Loan, an executed letter substantially in the form of Exhibit H, addressed to the applicable Borrower and any related guarantor as required by the applicable Loan Documents notifying such Borrower and guarantor of the transfer of the Mortgage Loan to the applicable Purchaser, directing such Borrower to make all debt service and any other payments required to be paid directly to the holder of the Mortgage Loan from and after the applicable Closing Date to the applicable Purchaser or to such Purchaser’s designee and notifying such Borrower and guarantor that any Escrow Amounts for such Mortgage Loan have been transferred to the applicable Purchaser;

          (ix) for each Mortgage Loan with respect to which the applicable Seller holds only a co-lender interest in the Mortgage Loan, a letter (in form reasonably satisfactory to the parties hereto and sufficient to satisfy any notice requirements in any agreement with such co-lender(s)) to the other co-lender(s) holding interests in such Mortgage Loan;

          (x) for each Mortgage Loan relating to a hospitality asset, an assignment and assumption of the applicable Seller’s rights and obligations under any related franchisor comfort letter, manager subordination nondisturbance and attornment agreement or other similar agreements relating to such Asset, unless such document is expressly not assignable to the applicable Purchaser by its terms, executed by the applicable Seller, either in the form required under the applicable agreement, or if there is no required form of assignment and assumption, in a form mutually acceptable to the applicable Purchaser and the applicable Seller, in their reasonable discretion;

(xi) for each Mortgage Loan relating to a hospitality asset, notice letters, executed by the applicable Seller, to the related hotel franchisor and/or to the related hotel manager of the applicable hospitality asset advising each such third party of the assignment of the Mortgage Loan;

          (xii) for each Mortgage Loan with respect to which there exists one (1) or more mezzanine loans (whether or not they are Mezzanine Loans to be sold under this Agreement), an executed letter substantially in the form of Exhibit I, addressed to the holder(s) of the applicable mezzanine loan(s) notifying such mezzanine lender(s) of the transfer of the related Mortgage Loan to the applicable Purchaser, and enclosing an original executed assignment and assumption of the applicable Seller’s rights and obligations under the related Intercreditor Agreement with respect to such Mortgage Loan;

          (xiii) for each Mortgage Loan, to the extent required pursuant to any applicable Co-Lender Agreement, an executed assignment and assumption in favor of the applicable Purchaser of the applicable Seller’s rights and obligations under the applicable Co-Lender Agreement, substantially in the form of Exhibit K, with such changes thereto as are necessary to conform the same to any requirements in the documents being assigned thereby;

          (xiv) for each Mortgage Loan, an executed notice letter, if applicable, notifying all third parties under any related Intercreditor Agreement, Co-Lender Agreement and interest rate cap agreement (e.g., a collateral assignment agreement) of the transfer of the Mortgage Loan, together with an executed copy of the assignment and assumption agreement referenced in the preceding clause (xiii);

          (xv) for each Mortgage Loan, a notice letter, executed by the applicable Seller, substantially in the form of Exhibit J, if applicable, notifying all third parties under any related cash management agreement, deposit account agreement, clearing account agreement, lockbox agreement or similar agreement of the transfer of the Mortgage Loan and Sellers’ rights under any Deposit Accounts, together with an executed assignment of all of Sellers’ rights and obligations thereunder pursuant to an assignment and assumption agreement mutually acceptable to the applicable Seller and Purchaser; and

          (xvi) such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement with respect to the transfer of the applicable Mortgage Loan, each in form and substance reasonably acceptable to the applicable Seller and the applicable Purchaser.

(c) With respect to each Mezzanine Loan:

(i) for each Mezzanine Loan, an original of the related Note endorsed pursuant to an endorsement in the form of Exhibit D;

          (ii) for each Mezzanine Loan, if the equity interest(s) that is collateral for such Mezzanine Loan is certificated, the original equity certificate endorsed pursuant to an endorsement substantially in the form of Exhibit D;

          (iii) for each Mezzanine Loan, an executed assignment of the applicable Seller’s rights and obligations under the related Loan Documents, the Intercreditor Agreement, Escrow Amounts, Deposit Accounts and other reserves and accounts with respect to such Mezzanine Loan, and, if the applicable Seller is the “agent” under such Mezzanine Loan or under any Intercreditor Agreement or Co-Lender Agreement related to such Mezzanine Loan, such assignment shall assign to the applicable Purchaser the “agent” role with respect to the applicable Mezzanine Loan, and such assignment shall be substantially in the form of Exhibit L, with such changes thereto as are necessary to conform the same to any requirements in the documents being assigned thereby;

          (iv) for each Mezzanine Loan, a UCC-3 Financing Statement assignment (or the equivalent) for each UCC Financing Statement filed with respect to such Mezzanine Loan, reflecting the transfer of the Mezzanine Loan to the applicable Purchaser;

(v) written evidence of each related Seller Required Consent;

(vi) the related Asset File for such Mezzanine Loan;

          (vii) for each Mezzanine Loan, an executed letter substantially in the form of Exhibit M, addressed to the applicable Borrower and any related guarantor notifying such Borrower and guarantor of the transfer of the Mezzanine Loan to the applicable Purchaser, directing such Borrower to make all debt service and any other payments required to be paid directly to the holder of the Mezzanine Loan from and after the applicable Closing Date to the applicable Purchaser or to such Purchaser’s designee and notifying such Borrower that any Escrow Amounts for such Mezzanine Loan have been transferred to the applicable Purchaser;

          (viii) for each Mezzanine Loan relating to a hospitality asset, an assignment and assumption of the applicable Seller’s rights and obligations under any related franchisor comfort letter, manager subordination, nondisturbance and attornment agreement or other similar agreements relating to such Asset unless such document is expressly not assignable to the applicable Purchaser by its terms, executed by the applicable Seller, either in the form required under the applicable agreement, or if there is no required form of assignment and assumption, in a form mutually acceptable to the applicable Purchaser and the applicable Seller, in their reasonable discretion;

          (ix) for each Mezzanine Loan relating to a hospitality asset, notice letters, executed by the applicable Seller, to the related hotel franchisor and/or hotel manager of the applicable hospitality asset advising each such third party about the assignment of the Mezzanine Loan;

          (x) for each Mezzanine Loan, an executed letter substantially in the form of Exhibit N, addressed to the applicable Senior Lender notifying such Senior Lender of the transfer of the related Mezzanine Loan to the applicable Purchaser, and enclosing an original executed assignment and assumption of the applicable Seller’s rights and obligations under the related Intercreditor Agreement with respect to such Mezzanine Loan;

          (xi) for each Mezzanine Loan, an executed notice letter, if applicable, notifying all third parties under any related Intercreditor Agreement, interest rate cap agreement (e.g., collateral assignment agreement) and each cash management or lockbox agreement of the transfer of the Mezzanine Loan, together with an executed assignment of all of Sellers’ rights and obligations thereunder pursuant to an assignment and assumption agreement mutually acceptable to the applicable Seller and Purchaser;

          (xii) with respect to the Asset identified as “Mezzanine 4” on Schedule 2.2, the assignment and assumption agreement referred to in Section 3.4 (c)(iii) shall also contain an express assignment by the applicable Seller to the applicable Purchaser of the “Key Principal Obligations” (as such term is defined in the Intercreditor Agreement relating to such Asset) and an express assumption of the “Key Principal Obligations” by the applicable Purchaser;

          (xiii) for each Mezzanine Loan, a notice letter, executed by the applicable Seller, substantially in the form of Exhibit J, if applicable, notifying all third parties under any related cash management agreement, deposit account agreement, clearing account agreement or similar agreement of the transfer of the Mezzanine Loan and Sellers’ rights under any Deposit Accounts, together with an assignment of all of Sellers’ rights and obligations thereunder pursuant to an assignment and assumption agreement, executed by the applicable Seller, mutually acceptable to the applicable Seller and Purchaser;

          (xiv) for each Mezzanine Loan, to the extent required pursuant to any applicable Co-Lender Agreement, an executed assignment and assumption in favor of the applicable Purchaser of the applicable Seller’s rights and obligations under the applicable Co-Lender Agreement, substantially in the form of Exhibit K, with such changes thereto as are necessary to conform the same to any requirements in the documents being assigned thereby; and

          (xv) such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement with respect to the transfer of the applicable Mezzanine Loan, each in form and substance reasonably acceptable to the applicable Seller and the applicable Purchaser.

(d) With respect to each B Note Asset:

          (i) for each B Note Asset with respect to which a Note was issued to evidence ownership of such B Note Asset, an original of the related Note endorsed pursuant to an endorsement in the form of Exhibit D;

          (ii) for each B Note Asset, an executed assignment and assumption in favor of the applicable Purchaser of the applicable Seller’s rights and obligations under the applicable Co-Lender Agreement, substantially in the form of Exhibit K, with such changes thereto as are necessary to conform the same to any requirements in the documents being assigned thereby;

(iii) written evidence of each related Seller Required Consent;

(iv) the related Asset File for such B Note Asset;

          (v) an executed letter substantially in the form of Exhibit O, addressed to the applicable Borrower and any applicable guarantors notifying such Borrower and guarantors of the transfer to the applicable Purchaser of the B Note Asset;

          (vi) for each B Note Asset, an executed letter substantially in the form of Exhibit P, addressed to the applicable A Note Holder notifying such A Note Holder of the transfer of such B Note Asset to the applicable Purchaser, and enclosing a copy of the executed assignment and assumption of the applicable Seller’s rights and obligations under the Co-Lender Agreement with respect to such B Note Asset; and

          (vii) such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement with respect to the transfer of the applicable B Note Asset, each in form and substance reasonably acceptable to the applicable Seller and the applicable Purchaser.

                              Section 3.5. Purchasers’ Closing Documents. At each Closing, with respect to the Assets to be transferred at such Closing, Purchasers shall deliver or cause to be delivered to Escrow Agent the following (it being hereby acknowledged that Purchasers’ obligations under this Section 3.5 and Sellers’ obligations under Section 3.4 shall be deemed to be concurrent conditions):

(a) With respect to each of the Assets:

          (i) a certificate of each of the Purchasers’ Secretary or Assistant Secretary, certifying as to the incumbency of the signatories authorized to execute this Agreement and the Transaction Documents required to be executed and delivered by such Purchaser on behalf of such Purchaser;

          (ii) certified copies of the corporate resolutions of each of the Purchasers authorizing the execution of this Agreement and the Transaction Documents required to be executed and delivered by such Purchaser and the consummation of the transactions contemplated by this Agreement;

          (iii) a certificate of each of the Purchasers certifying that all representations and warranties made by such Purchasers in this Agreement remain true, correct and complete in all respects on the applicable Closing Date as though the representations and warranties were made on and as of such Closing Date;

(iv) a fully executed counterpart of the Trimont Substitute Servicing Agreement;

(v) the Settlement Statement for the applicable Assets, executed by the applicable Purchasers; and

(vi) a fully executed Custodial Agreement.

(b) With respect to each Mortgage Loan:

          (i) an executed receipt for the Asset Files relating to such Mortgage Loan, substantially in the form of Exhibit Q, or if such documents are being “delivered” through an acknowledgement by Custodian that it has possession of the Asset Files, written confirmation from Custodian that from and after the applicable Closing Date it will hold the Asset Files on behalf of, and exclusively for the benefit of, Purchasers;

          (ii) for each Mortgage Loan, an executed assumption of Sellers’ rights and obligations under the related Loan Documents, Escrow Amounts, Deposit Accounts, and other reserves with respect to the Mortgage Loan, and, if the applicable Seller is the “agent” under such Mortgage Loan, such assignment shall assign to the applicable Purchaser the “agent” role with respect to the applicable Mortgage Loan, and such assignment shall be substantially in the form of Exhibit G with such changes thereto as are necessary to conform the same to any requirements in the documents being assigned thereby; provided, however, that, with respect to the Asset identified as Mortgage 5 on Schedule 2.2, the applicable Seller will retain the role of “agent” in accordance with Section 15.04 of the related Loan Agreement, unless the Agent Release has been obtained;

(iii) if applicable, a transferee certificate of the applicable Purchaser certifying that as of the applicable Closing Date such Purchaser is a Qualified Transferee;

          (iv) for each Mortgage Loan, an executed letter substantially in the form of Exhibit H, addressed to the applicable Borrower and any applicable guarantors notifying such Borrower and such guarantors of the transfer to the applicable Purchaser of the Mortgage Loan and directing such Borrower to make all debt service and any other payments required to be paid directly to the applicable Seller under the Mortgage Loan from and after the applicable Closing Date to the applicable Purchaser or such Purchaser’s designee;

          (v) for each Mortgage Loan relating to a hospitality asset, an assignment and assumption of the applicable Seller’s rights and obligations under any related franchisor comfort letter, manager subordination, nondisturbance and attornment agreement or other similar agreements relating to such hospitality asset, unless such document is expressly not assignable to the applicable Purchaser by its terms, executed by the applicable Purchaser, either in the form required under the applicable agreement, or if there is no required form of assignment and assumption, in a form mutually acceptable to the applicable Purchaser and the applicable Seller, in their reasonable discretion;

          (vi) for each Mortgage Loan relating to a hospitality asset, notice letters, executed by the applicable Purchaser, to the related hotel franchisor and/or the related hotel manager for the applicable Underlying Property advising each such third party of the assignment of the Mortgage Loan;

(vii) for each Mortgage Loan with respect to which there exists one (1) or more mezzanine loans (whether or not they are Mezzanine Loans to be sold under this

Agreement), an executed letter substantially in the form of Exhibit I, addressed to the holder(s) of the applicable mezzanine loan(s) notifying such mezzanine lender(s) of the transfer of the related Mortgage Loan to the applicable Purchaser and enclosing an original executed assumption of the applicable Seller’s rights and obligations under the related Intercreditor Agreement with respect to such Mortgage Loan;

          (viii) for each Mortgage Loan, an executed notice letter, if applicable, notifying all third parties under any related Intercreditor Agreement, Co-Lender Agreement, interest rate cap agreement (e.g., collateral assignment agreement) and each cash management or lockbox agreement of the transfer of such Mortgage Loan, together with an executed assumption of all of Sellers’ rights and obligations thereunder pursuant to an assignment and assumption agreement mutually acceptable to the applicable Seller and the applicable Purchaser;

          (ix) for each Mortgage Loan, a notice letter, executed by the applicable Purchaser, substantially in the form of Exhibit J, if applicable, notifying all third parties under any related cash management agreement, deposit account agreement, clearing account agreement, lockbox agreement or similar agreement of the transfer of the Mortgage Loan and Sellers’ rights under any Deposit Accounts, together with an assignment of all of Sellers’ rights and obligations thereunder pursuant to an assignment and assumption agreement, executed by the applicable Purchaser, mutually acceptable to the applicable Seller and Purchaser; and

          (x) such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement with respect to the transfer of the applicable Mortgage Loan, each in form and substance reasonably acceptable to the applicable Purchasers.

(c) With respect to each Mezzanine Loan:

          (i) an executed receipt for the Asset Files relating to such Mezzanine Loan, in the form of Exhibit Q, or if such documents are being “delivered” through an acknowledgement by Custodian that it has possession of the Asset Files, written confirmation from Custodian that from and after the applicable Closing Date it will hold the Asset Files on behalf of, and exclusively for the benefit of, Purchasers;

          (ii) an executed assumption of the applicable Seller’s rights and obligations under the related Loan Documents, the Intercreditor Agreement and any Escrow Amounts, Deposit Accounts, reserves and other accounts with respect to such Mezzanine Loan, and, if the applicable Seller is the “agent” under such Mezzanine Loan, such assignment shall assign to the applicable Purchaser the “agent” role with respect to the applicable Mezzanine Loan, and such assignment shall be in the form of Exhibit L, with such changes thereto as are necessary to conform the same to any requirements in the documents being assigned thereby;

(iii) an executed letter substantially in the form of Exhibit M, addressed to the applicable Borrower and to any applicable guarantors notifying such Borrower and guarantors of the transfer to the applicable Purchaser of the Mezzanine Loan and directing such Borrower to make all debt service and any other payments required to be paid directly to Sellers under the Mezzanine Loan from and after the applicable Closing Date to the applicable Purchaser or such Purchaser’s designee;

          (iv) for each Mezzanine Loan relating to a hospitality asset, an assumption of the applicable Seller’s rights and obligations under any related franchisor comfort letter, manager subordination, nondisturbance and attornment agreement or other similar agreements relating to such asset, unless such document is expressly not assignable to the applicable Purchaser by its terms, executed by the applicable Purchaser, either in the form required under the applicable agreement, or if there is no required form of assignment and assumption, in a form mutually acceptable to the applicable Purchaser and the applicable Seller, in their reasonable discretion;

          (v) for each Mezzanine Loan relating to a hospitality asset, notice letters, executed by the applicable Purchaser, to the related hotel franchisor and/or the related hotel manager for the Underlying Property advising each such third party about the assignment of the Mezzanine Loan;

          (vi) an executed letter substantially in the form of Exhibit N, addressed to the applicable Senior Lender notifying such Senior Lender of the transfer to the applicable Purchaser of the applicable Mezzanine Loan and enclosing an original, executed assignment and assumption of the applicable Seller’s rights and obligations under the Intercreditor Agreement with respect to such Mezzanine Loan;

          (vii) for each Mezzanine Loan, an executed notice letter, if applicable, notifying all third parties under any related Intercreditor Agreement, interest rate cap agreement (e.g., collateral assignment agreement) and each cash management or lockbox agreement of the transfer of such Mezzanine Loan, together with an executed assumption of all of Sellers’ rights and obligations thereunder pursuant to an assignment and assumption agreement mutually acceptable to the applicable Seller and the applicable Purchaser;

(viii) if applicable, a transferee certificate of the applicable Purchaser certifying that such Purchaser is a Qualified Transferee as of the Closing;

          (ix) with respect to the Asset identified as “Mezzanine 4” on Schedule 2.2, the assignment and assumption agreement referred to in Section 3.5(c)(ii) shall also contain an express assumption by the applicable Purchaser of the “Key Principal Obligations” (as such term is defined in the Intercreditor Agreement relating to such Asset);

          (x) for each Mezzanine Loan, a notice letter, executed by the applicable Purchaser, substantially in the form of Exhibit J, if applicable, notifying all third parties under any related cash management agreement, deposit account agreement, clearing account agreement or similar agreement of the transfer of the Mezzanine Loan and Sellers’ rights under any Deposit Accounts, together with an assignment of all of Sellers’ rights and obligations thereunder pursuant to an assignment and assumption agreement, executed by the applicable Purchaser, mutually acceptable to the applicable Seller and Purchaser; and

          (xi) such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement with respect to the transfer of the applicable Mezzanine Loan, each in form and substance reasonably acceptable to the applicable Purchasers.

(d) With respect to each B Note Asset:

          (i) an executed receipt for the Asset Files relating to such B Note Asset, in the form of Exhibit Q, or if such documents are being “delivered” through an acknowledgement by Custodian that it has possession of the Asset Files, written confirmation from Custodian that from and after the applicable Closing Date it will hold the Asset Files on behalf of, and exclusively for the benefit of, Purchasers;

          (ii) for each B Note Asset, an executed assignment and assumption of the applicable Seller’s rights and obligations under the applicable Co-Lender Agreement, and, if the applicable Seller is the “agent” under such Co-Lender Agreement, such assignment and assumption shall assign to the applicable Purchaser the “agent” role with respect to the applicable B Note Asset, and such assignment and assumption shall be substantially in the form of Exhibit K;

          (iii) an executed letter substantially in the form of Exhibit O, addressed to the applicable Borrower and any applicable guarantors notifying such Borrower and guarantors of the transfer to the applicable Purchaser of the B Note Asset;

          (iv) an executed letter substantially in the form of Exhibit P addressed to the applicable A Note Holder notifying such A Note Holder of the transfer to the applicable Purchaser of the applicable B Note Asset, enclosing an original executed assignment and assumption of the applicable Seller’s rights and obligations under the applicable Co-Lender Agreement with respect to such B Note Asset, and directing such A Note Holder, from and after the Closing Date, to pay to the applicable Purchaser all amounts due to the applicable Seller under the related Co-Lender Agreement;

          (v) if applicable, with the exception of the Assets identified as “B Note 1,” “B Note 2,” “B Note 3,” “B Note 4,” “B Note 5” and “B Note 6” on Schedule 2.2, a transferee certificate of the applicable Purchaser certifying that such Purchaser is a Qualified Transferee (as defined in the applicable Co-Lender Agreement) as of the applicable Closing Date; and

          (vi) such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement with respect to the transfer of the applicable B Note Asset, each in form and substance reasonably acceptable to the applicable Purchasers.

Section 3.6. Closing of Escrow. At the conclusion of each Closing (i.e., once (i) Escrow Agent is holding in its trust account all of the funds required to fund the Closing

(as set forth in the Settlement Statement) and is unconditionally authorized to disburse same in accordance with the fully-executed Settlement Statement covering all of the Assets to be transferred, assigned and conveyed at such Closing, and (ii) Escrow Agent has in its possession fully executed originals of all of the Transaction Documents (with no changes to the final versions of the Transaction Documents other than those expressly authorized by Sellers and Purchasers)), the Assets to be conveyed at such Closing shall be transferred, assigned and conveyed to Purchasers, and Escrow Agent shall disburse all funds pursuant to the Settlement Statement, including delivery of the Purchase Price (as shown on the Settlement Statement) to Sellers. Except as otherwise expressly provided in this Agreement and in the Transaction Documents, such transfer, assignment and conveyance by Sellers shall be without recourse, representation or warranty.

                    Section 3.7. Custodial Arrangements; Delivery of the Asset Files; Retention of Copies of the Asset Files.

          (a) With respect to any of the Assets being transferred and that are held by a third-party custodian (e.g., a depository bank acting under a deposit account control agreement), the parties acknowledge that new custodial arrangements may need to be made by Purchasers with such custodian or with a replacement custodian. Until such time as this occurs, Sellers agree that, for a period not to exceed sixty (60) days after each Closing, they will act solely as Purchasers’ agent and bailee with respect to all Assets transferred at such Closing and shall follow Purchasers’ instructions as to all matters relating to such custodian; and to the extent any Seller actually receives any such Asset or proceeds thereof from the custodian, it will hold same as agent and bailee of Purchasers and will promptly transfer same to Purchasers. Purchasers shall indemnify, protect and defend Sellers from and against any and all Damages arising out of the actions by one or more of the Sellers taken pursuant to the direction of one or more of the Purchasers in accordance with the terms of this Section 3.7(a). For avoidance of doubt, it shall not be a failure of a closing condition if any Purchaser fails to enter into a new custodial agreement with any such third-party custodian on or prior to the Initial Closing Date.

          (b) The Asset Files will be delivered to Purchasers at each Closing for the Assets purchased at such Closing. Sellers have advised Purchasers that the Asset Files are presently held by Bank of America, National Association (“Custodian”), as custodian on behalf of Sellers. Prior to the Initial Closing, Purchasers will negotiate and enter into a custodial agreement with Custodian (the “Custodial Agreement”) for the purposes of holding the Asset Files and facilitating the mechanics of the transfers contemplated herein or a protocol by which the Asset Files will be delivered to a new Custodian selected by Purchasers. Seller shall instruct Custodian to cooperate with Purchasers if Purchasers decide to select a new custodian. Sellers and Purchasers agree that the “deliveries” of the Asset Files contemplated in this Agreement shall be effectuated through an acknowledgement by Custodian that it has possession of the Asset Files and an agreement from Custodian that, from and after each Closing Date, Custodian will hold the applicable Asset Files on behalf of, and exclusively for the benefit of, Purchasers. Purchasers consent, agree and acknowledge that Sellers are permitted to retain electronic or hard copies of all of the contents of the Asset Files, subject to the limitations set forth in Section 3.7(c).

          (c) From and after delivery of applicable Asset Files to Purchasers at each Closing, (i) Sellers and Sellers’ Affiliates, agents, employees, representatives and trustees will have no responsibility for such Asset Files, and Purchasers will bear all risk of loss or damage with respect to such Asset Files, and (ii) Sellers will have the continuing right during the period commencing on the applicable Closing Date and continuing until the sixth (6th) anniversary of such Closing Date, on reasonable Notice to the applicable Purchasers and at Sellers’ expense, to use, inspect and make extracts from or copies of documents in the Asset Files, but only for the purpose of filing tax returns or as may be necessary in connection with tax audits or other regulatory (including self regulatory) requirements or requests or threatened or pending litigation, arbitration or mediation proceedings in which Sellers may be involved. Before destruction of any document in the Asset Files at any time during the period commencing on the Closing Date for the relevant Asset(s) and continuing until the sixth (6th) anniversary of such Closing Date, Purchasers agree to give reasonable Notice to Sellers and to allow Sellers, at Sellers’ expense, to recover the document from Purchasers.

          (d) Purchasers acknowledge that Sellers are retaining copies of all Asset Files and that Sellers will have the right to use such Asset Files to fulfill post-closing obligations under this Agreement, for internal purposes, in connection with tax or regulatory (including self-regulatory) audits or requirements, in connection with any pending or future litigation or for any other lawful purpose.

                    Section 3.8. Recording and Filing Closing Documents. Purchasers will be solely responsible for recording or filing, as the case may be, at Purchasers’ own expense, any assignment of the Mortgages, Assignments and UCC-3 Financing Statement assignments required to be delivered hereunder.

                    Section 3.9. Servicing with Respect to the Assets. Sellers will sell the Assets, and Purchasers will purchase the Assets on a servicing-released basis; provided, however, that (a) the Assets identified as “B Note 1,” “B Note 2,” “B Note 3,” “B Note 4,” “B Note 5,” “B Note 6” and “B Note 8” on Schedule 2.2 shall continue to be serviced by third party servicers and transferred subject to such third party servicing, and (b) in accordance with Section 6.5, Purchasers agree that, from and after the Closing Date for each such Asset the Trimont Servicing Assets will be serviced by Trimont either (i) under the Sellers’ existing interim servicing agreement between Barclays Capital Real Estate Inc. and Trimont (the “Existing Trimont Servicing Agreement”), a copy of which has been delivered to Purchasers prior to the date of this Agreement, which, at Purchasers’ election and with Trimont’s and Sellers’ reasonable consent will be partially assigned by the applicable Seller to the applicable Purchasers (e.g., assigned as to the applicable Assets only and with respect only to the time period from and after the Closing Date for each applicable Asset), or (ii) in accordance with the Trimont Substitute Servicing Agreement. Except as otherwise expressly set forth in the immediately preceding sentence, all of Sellers’ rights and obligations with respect to the servicing of each applicable Asset will pass to Purchasers as of the Closing Date for each applicable Asset to the extent transferable, and as of such date Sellers will be discharged from all obligations. Sellers will cooperate with Purchasers’ reasonable requests relating to transferring the servicing and Escrow Amounts to Purchasers.

                    Section 3.10. No Enforcement in the Name of Seller. No Purchaser shall institute any enforcement or legal action or proceeding in the name of any Seller. No Purchaser shall, except where circumstances reasonably require revealing the purchase of the Asset from the applicable Seller, make reference to any action any Seller may or may not have taken in any correspondence to or discussion with any Borrower or other obligor under any of the Assets regarding enforcement or collection of such Asset(s). Purchasers shall not misrepresent, mislead or deceive any Borrower or any other obligor under any of the Assets relative to the identity of the applicable Purchaser, the owner of the applicable Asset and the possession of the related Loan Documents, if applicable, or any of the other documents contained in the Asset Files. Except as otherwise specified in this Section 3.10, no Purchaser shall use any Seller’s name, or any name derived there from or confusingly similar therewith in connection with such Purchaser’s enforcement, collection, or management of any of the Assets. Purchasers agree and acknowledge that there may be no adequate remedy at law for a violation of the terms of this Section 3.10, and Sellers shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof. Notwithstanding the foregoing, nothing in this Section 3.10 shall be deemed to prevent Purchasers from naming Sellers in any enforcement, legal action or proceeding (i) in connection with any alleged breach of this Agreement or any Transaction Document, subject to any other limitation set forth in this Agreement; or (ii) if Purchasers are advised by counsel that one or more Sellers would be deemed a necessary party as a matter of applicable law in connection with any action brought by or against any Person who is not (and whose Affiliates are not) a party to this Agreement.

                    Section 3.11. Litigation.

          (a) Purchasers acknowledge the existence of certain litigation relating to the Underlying Properties or Borrowers to which none of the Sellers is a party (collectively, the “Existing Property Level Litigation”). Purchasers acknowledge and agree that the acquisition of the Assets is subject in all respects to all Existing Property Level Litigation that may be in existence on the Closing Date (irrespective of whether Sellers and/or Purchasers are aware of such Existing Property Level Litigation on a Closing Date). Sellers make no representation or warranty whatsoever relating to any of the Existing Property Level Litigation.

          (b) Subject to Section 7.4, if any Claim, litigation, arbitration or other similar proceeding is commenced by any Person and is asserted by or against any Seller and relates to any Asset on or after the date of this Agreement, but prior to (but excluding) the Closing Date for such Asset (such Claim, litigation, arbitration or other similar proceeding “Interim Litigation”), then Sellers shall promptly provide Purchasers with written notice thereof, together with copies of all complaints, notices, filings, summonses and correspondence associated therewith; provided, however, Sellers shall not provide any such items if they are privileged or about which any Seller has received legal advice that the provision of such materials would prejudice any Seller. Sellers shall assume the defense and prosecution of such Interim Litigation at Sellers’ sole cost and expense, and Sellers shall indemnify, defend and hold harmless each Purchaser against all Damages incurred or suffered by Purchasers relating to or arising out of the Interim Litigation. Each party hereto shall promptly provide the other parties hereto with copies of all complaints, notices, filings, summonses or correspondence associated therewith actually received by such parties and shall notify each party hereto as soon as reasonably possible after receiving actual written notice of any Interim Litigation and shall reasonably cooperate with the other party with respect to the Interim Litigation; provided, however, no party shall be required to provide any such items if they are privileged or about which such party has received legal advice that the provision of such materials would prejudice such party. The parties’ obligations under this Section 3.11(b) shall survive the Closing indefinitely.

          (c) Purchasers further agree to promptly cooperate with any Seller’s reasonable requests relating to the applicable Seller’s prosecution or defense of any litigation relating to any of the Assets and/or Underlying Properties, including promptly making any of Purchasers’ employees and/or Purchasers’ Affiliates’ employees, as the case may be, reasonably available for questions and conferences relating to any such litigation, and/or allowing Sellers’ (and Sellers’ agents and contractors) access to the related Asset and books, records and Asset Files related thereto upon reasonable prior notice. Purchasers shall direct any applicable Affiliate of Purchasers to so cooperate and implement the foregoing requests. Similarly, Sellers agree to promptly cooperate with any Purchaser’s reasonable requests relating to the applicable Purchaser’s prosecution or defense of any litigation relating to the Assets and/or the Underlying Properties following the Closing for each Asset, including promptly making any of Seller’s employees reasonably available for questions and conferences, allowing Purchasers (and Purchasers’ agents and contractors) access to document files relating to the relevant Assets or Underlying Property upon reasonable advance notice, and providing Purchasers documentation requested in connection with any such litigation (but only to the extent such documents are not contained in the Asset Files). The parties’ obligations under this Section 3.11(c) shall survive the Closing for each Asset indefinitely.

                    Section 3.12. Indemnification Regarding Purchasers’ Collection Practices. Purchasers hereby agree to indemnify, defend and hold Sellers harmless from and against any and all Damages reasonably incurred by any Seller in connection with a valid Claim asserted against any Seller by any Borrower or other party as a result of a Purchaser’s violation of any law relating to unfair collection practices relating to any of the Mortgage Loans, the Mezzanine Loans, or the B Note Assets. The foregoing representation and warranty shall not be merged at the Closings, but shall survive each Closing until the Survival Date.

ARTICLE IV

SELLERS’ REPRESENTATIONS AND WARRANTIES

                    Section 4.1. No Implied Representations or Warranties. Sellers have not and will not be deemed to have made and specifically disclaim any implied warranties or implied representations under this Agreement or otherwise with respect to the sale transactions contemplated herein.

                    Section 4.2. Representations Regarding Sellers’ Organizational Matters. Each Seller hereby represents and warrants to Purchasers, as of the date of this Agreement, as follows:

          (a) Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and possesses all requisite authority and power to sell the Assets and to execute, deliver and perform its obligations under the terms of this Agreement.

                    (b) This Agreement has been duly and validly authorized, executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof by each of the Purchasers, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                    (c) The execution and delivery of this Agreement by such Seller and such Seller’s performance and compliance with the terms of this Agreement will not (i) violate such Seller’s organizational documents, (ii) violate any law or regulation or any administrative decree or order to which it is subject or (iii) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which such Seller is a party or that may be applicable to such Seller, that in any such case would materially and adversely affect such Seller’s performance hereunder.

                    (d) The sale of the Assets will not render such Seller insolvent or otherwise subject such Seller to a bankruptcy, insolvency, reorganization, liquidation, or similar proceeding.

                    (e) No consent, approval, authorization or order of any Person or any court or governmental agency or body is required for the execution, delivery and performance by such Seller of this Agreement (as opposed to the closing of the sale of any individual Asset) or the consummation of the transactions contemplated by this Agreement (as opposed to the consummation of the transactions contemplated herein with respect to any individual Asset), other than (i) the required consents, approvals and orders listed on Schedule 4.2(e) (each, a “Seller Required Consent” and, collectively, the “Seller Required Consents”) and (ii) such other consents, approvals, authorizations or orders the failure to obtain which would not render ineffective the transfer of any Asset to the applicable Purchaser in accordance with this Agreement or otherwise have a material adverse effect on the value of the Assets taken as a whole.

                    (f) No litigation, arbitration or similar proceeding is pending against any Seller relating to any of the Assets, and no Seller has received any written notice threatening any litigation, arbitration or proceeding that would prohibit any Seller’s entering into this Agreement or that, if determined adversely, would have a material adverse affect on the performance by such Seller of its obligations under this Agreement; provided, however, Purchasers acknowledge that the sale and transfer of the Assets hereunder shall be subject to the Existing Property Level Litigation (irrespective of whether Sellers or Purchasers are aware of any such Existing Property Level Litigation on the Closing Date relative to any particular Asset).

                    (g) Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code (i.e., such Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in said Section 1445 and the Treasury Regulations promulgated thereunder).

                    (h) No Seller has been designated as a Sanctioned Entity or a Sanctioned Person.

                    (i) No Seller is an “employee benefit plan,” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan,” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; (ii) none of the assets of any Seller constitutes “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) no Seller is a “governmental plan” within the meaning of Section 3(32) of ERISA, and none of the assets of any Seller constitutes plan assets of one or more such plans; and (iv) none of the transactions by or with such Seller are in violation of state statutes applicable to such Seller regulating investments of and fiduciary obligations with respect to governmental plans.

                    (j) To Sellers’ Knowledge, no Seller has received written notice of any claim, charge or complaint from any Governmental Authority or other Person, whether pursuant to any administrative, arbitration or similar adjudicatory proceeding or otherwise with respect to any Asset (which has not been resolved, settled and dismissed), which claim, charge, complaint or proceeding, if determinate adversely, could have a material adverse effect on the value of the Assets taken as a whole or the ability of Sellers to consummate the transactions contemplated herein.

                    (k) The information set forth on Schedule 2.2 is true and correct in all material respects.

                    (l) The Data Room consists solely of (i) all material items which were posted to the Prior Data Room and related specifically to the Assets and (ii) additional items posted from and after March 10, 2011 with respect to which Sellers have provided written notice (including via email) to Purchasers or their counsel of such postings.

                               Section 4.3. No Brokers. Sellers have not dealt with any broker or finder other than Sellers’ Broker in connection with the sale and purchase of the Assets. Sellers will be responsible for the payment of any brokerage commission or finders fee payable to Sellers’ Broker in connection with the sale and purchase of the Assets in accordance with a separate agreement between Sellers and Sellers’ Broker.

                              Section 4.4. Sellers’ Representations as to the Mortgage Loans. With respect to each Mortgage Loan, each Seller that is the owner of a Mortgage Loan hereby represents and warrants to the applicable Purchaser, as of the date of this Agreement, as follows with respect to such Mortgage Loan:

                    (a) Except for transactions and agreements with Sellers’ Affiliates that will not be in effect on the Closing Date relative to any affected Assets, (i) the applicable Seller listed on Schedule 2.2 is the sole legal and beneficial owner and holder of the applicable whole Mortgage Loan, note or participation in a Mortgage Loan, as applicable, free and clear of any and all liens, pledges, charges, or security interests of any nature on its interest in such whole Mortgage Loan, note or participation in a Mortgage Loan, as applicable, but subject to the terms, conditions and limitations contained in the Asset Files, (ii) the applicable Seller listed on

Schedule 2.2 has not previously assigned, sold or otherwise transferred any of its interest in and to the applicable whole Mortgage Loan, note or participation in a Mortgage Loan, as applicable, and (iii) there are no co-lender agreements, participation agreements or other similar documents governing the rights of other lenders that own an interest in any Mortgage Loan other than those co-lender agreements, participation agreements or other similar documents set forth in the Data Room.

                    (b) No foreclosure actions by Seller are pending against the related Underlying Property.

                    (c) There are no additional disbursement or funding obligations under any of the Mortgage Loan documents that will be binding on the applicable Purchaser following the applicable Closing, other than (i) from amounts that were funded into and at such Closing will remain deposited in reserve accounts, except to the extent previously disbursed in accordance with the Loan Documents, Seller’s rights to which shall be assigned to the applicable Purchaser at such Closing, and (ii) any potential protective advances that may be made at any time or from time to time by a servicer on or after the date of this Agreement.

                    (d) The documents and instruments posted in the Data Room include all material documents executed and delivered by the applicable Seller that evidence and/or secure the applicable Mortgage Loan. To Sellers’ Knowledge, the documents and instruments posted in the Data Room comprise all of the material documents evidencing and/or securing such Mortgage Loan.

                    (e) To Sellers’ Knowledge, Seller has not received any written notice from any party expressly alleging that the Mortgage Loan is not in full force and effect and enforceable against Borrower in accordance with its terms.

                    (f) No “event of default” has occurred and is continuing under the Loan Documents as a result of the non-payment of any regularly scheduled debt service.

                              Section 4.5. Sellers’ Representations as to the Mezzanine Loans. With respect to each Mezzanine Loan, each Seller that is the owner of a Mezzanine Loan hereby represents and warrants to the applicable Purchaser, as of the date of this Agreement, as follows with respect to such Mezzanine Loan:

                    (a) Except for transactions and agreements with Sellers’ Affiliates that will not be in effect on the Closing Date relative to any affected Asset, (i) the applicable Seller listed on Schedule 2.2 is the sole legal and beneficial owner and holder of the applicable whole Mezzanine Loan or note or participation in a Mezzanine Loan, as applicable, free and clear of any and all liens, pledges, charges, or security interests of any nature on its interest in such whole Mezzanine Loan or note or participation in a Mezzanine Loan, as applicable, but subject to the terms, conditions and limitations contained in the Asset Files, (ii) the applicable Seller listed on Schedule 2.2 has not previously assigned, sold or otherwise transferred any of its interest in and to the applicable whole Mezzanine Loan or note or participation in a Mezzanine Loan, as applicable, and (iii) there are no co-lender agreements, participation agreements or other similar documents governing the rights of other lenders that own an interest in any Mezzanine Loan other than those co-lender agreements, participation agreements or other similar documents set forth in the Data Room.

                    (b) No foreclosure actions by Seller are pending against the collateral for any Mezzanine Loan.

                    (c) There are no additional disbursement or funding obligations under any of the mezzanine Loan Documents that will be binding on the applicable Purchaser following the applicable Closing, other than (i) from amounts that were funded into and at such Closing will remain deposited in reserve accounts, except to the extent previously disbursed in accordance with the Loan Documents, Seller’s rights to which shall be assigned to the applicable Purchaser at such Closing, and (ii) any potential protective advances that may be made at any time or from time to time by a servicer on or after the date of this Agreement.

                    (d) The documents and instruments posted in the Data Room include all material documents executed and delivered by the applicable Seller that evidence and/or secure the applicable Mezzanine Loan. To Sellers’ Knowledge, the documents and instruments posted in the Data Room comprise all of the material documents evidencing and/or securing such Mezzanine Loan.

                    (e) To Sellers’ Knowledge, Sellers have not received any written notice from any party expressly alleging that the Mezzanine Loan is not in full force and effect and enforceable against Borrower in accordance with its terms.

                    (f) No “event of default” has occurred and is continuing under the Loan Documents as a result of the non-payment of any regularly scheduled debt service.

                              Section 4.6. Sellers’ Representations as to the B Note Assets. With respect to each B Note Asset, the applicable Seller that is the owner of a B Note Asset hereby represents and warrants to the applicable Purchaser, as of this Agreement, as follows with respect to such B Note Asset:

                    (a) Except for transactions and agreements with Sellers’ Affiliates that will not be in effect on the Closing Date relative to any affected Asset, (i) the applicable Seller listed on Schedule 2.2 is the sole legal and beneficial owner and holder of the applicable B Note Asset, free and clear of any and all liens, pledges, charges, or security interests of any nature on its interest in such B Note Asset, but subject to the terms, conditions and limitations contained in the Asset Files, (ii) the applicable Seller listed on Schedule 2.2 has not previously assigned, sold or otherwise transferred any of its interest in and to the B Note Asset, and (iii) there are no co-lender agreements, participation agreements or other similar documents governing the rights of other lenders that own an interest in such B Note Asset.

                    (b) No foreclosure actions or proceedings are pending against the collateral for the loan of which the applicable B Note evidences a portion of the indebtedness.

                    (c) There are no additional disbursement or funding obligations under or relating to any of the B Note Assets that will be binding on the applicable Purchaser following the applicable Closing, other than (i) from amounts that were funded into and at such Closing will remain deposited in reserve accounts, except to the extent previously disbursed in accordance with the Loan Documents, Seller’s rights to which shall be assigned to the applicable Purchaser at such Closing, and (ii) any potential protective advances that may be made at any time or from time to time by a servicer on or after the date of this Agreement.

                    (d) The documents and instruments posted in the Data Room include all material documents executed and delivered by the applicable Seller that evidence and/or secure the applicable B Note Asset. To Sellers’ Knowledge, the documents and instruments posted in the Data Room comprise all of the material documents evidencing and/or securing such B Note Asset.

                    (e) To Sellers’ Knowledge, the applicable Seller has not received any written notice expressly alleging that the B Note Asset is not in full force and effect and enforceable against such Borrower in accordance with its terms.

                    (f) No “event of default” has occurred and is continuing under the Loan Documents as a result of the non-payment of any regularly scheduled debt service.

                              Section 4.7. Limited Representations as to Financial Information. Other than the representations and warranties set forth in this Agreement, (i) Sellers make no representation or warranty whatsoever as to any of the financial information that is, or financial statements (whether or not audited) that are, contained in the Asset Files, posted in the Data Room, or included in any materials prepared or filed in connection with the Equity Issuance, and (ii) Purchasers hereby release Sellers, Sellers’ Affiliates and Covered Persons from any and all liability whatsoever with respect to such financial information and financial statements.

                              Section 4.8. Servicing Agreement. The existing interim Servicing Agreement between Barclays Real Estate Capital Inc. and Trimont relating to the Trimont Servicing Assets (as defined in Section 6.5) is in full force and effect, all fees, expenses and other sums payable by Barclays Real Estate Capital Inc. thereunder are current, neither party to such agreement is in default, and all documentation establishing the contractual arrangement for servicing of the Trimont Servicing Assets is, as of the date hereof, in file “1.1.1_Trimont Servicing Agreement” in the Data Room.

                              Section 4.9. Survival. The representations and warranties contained in this Article IV shall survive the Closing Date relative to each Asset only until the Survival Date; provided, however, that the parties agree that the representations and warranties set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(h) and Section 4.3 shall survive indefinitely.

ARTICLE V

PURCHASERS’ REPRESENTATIONS AND WARRANTIES

                              Section 5.1. Purchasers’ Authority. Each Purchaser hereby represents and warrants to Sellers, as of the date of this Agreement, as follows:

                    (a) Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and possesses all requisite authority and power to purchase the Assets and to execute, deliver and perform its obligations under the terms of this Agreement.

                    (b) This Agreement has been duly and validly authorized, executed and delivered by such Purchaser and, assuming due authorization, execution and delivery hereof by each of the Sellers, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                    (c) The execution and delivery of this Agreement by such Purchaser and such Purchaser’s performance and compliance with the terms of this Agreement will not (i) violate such Purchaser’s organizational documents, (ii) violate any law or regulation or any administrative decree or order to which it is subject or (iii) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which such Purchaser is a party or that may be applicable to such Purchaser, that in any such case would materially and adversely affect such Purchaser’s performance hereunder.

                    (d) The acquisition of the Asset that such Purchaser is buying will not render such Purchaser insolvent or otherwise subject such Purchaser to a bankruptcy, insolvency, reorganization, liquidation, or similar proceeding.

                    (e) No consent, approval, authorization or order of any Person or any court or governmental agency or body is required for the execution, delivery and performance by any such Purchaser of this Agreement or for any such Purchaser’s consummation of the transactions contemplated by this Agreement.

                    (f) No litigation, arbitration or similar proceeding is pending against such Purchaser, and such Purchaser has not received any written notice that any such proceeding has been threatened against such Purchaser, which would prohibit its entering into this Agreement or adversely affect the performance by such Purchaser of its obligations under this Agreement.

                    (g) No Purchaser has been designated as a Sanctioned Person or Sanctioned Entity.

                    (h) (i) No Purchaser is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; (ii) none of the assets of any Purchaser constitutes “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) no Purchaser is a “governmental plan” within the meaning of Section 3(32) of ERISA, and none of the assets of any Purchaser constitutes plan assets of one or more such plans, and (iv) none of the transactions by or with such Purchaser are in violation of state statutes applicable to such Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.

                    (i) Each Purchaser that is purchasing a Mezzanine Loan that requires all transferees to be a Qualified Transferee will be, as of the applicable Closing Date, a Qualified Transferee, each Purchaser that is purchasing a B Note Asset (other than the Assets identified as “B Note 1,” “B Note 2,” “B Note 3,” “B Note 4,” “B Note 5” and “B Note 6” on Schedule 2.2) that requires all transferees to be a Qualified Transferee will be, as of the applicable Closing Date, a Qualified Transferee, and each Purchaser that is purchasing a Mortgage Loan that requires all transferees to be a Qualified Transferee will be, as of the applicable Closing Date, a Qualified Transferee.

                              Section 5.2. No Reliance.

                    (a) Each Purchaser’s decision to purchase the Assets is based on such Purchaser’s due diligence review and independent evaluation of the Assets and the Underlying Properties and the representations, warranties and covenants of Sellers made in this Agreement and in the Transaction Documents. Each Purchaser is familiar with all aspects of the Assets and the Underlying Properties, and each Purchaser agrees that the sale contemplated herein is on an “AS IS,” “WHERE IS” basis (as more particularly set forth in Section 2.4(c)). Each Purchaser (or its parent company) is a sophisticated purchaser, with experience in owning and holding commercial mortgage loans, mezzanine loans, subordinated notes, preferred and common equity and real property assets in the nature of the Assets, including commercial mortgage loans, mezzanine loans, subordinated notes, preferred equity and real property assets that may have been modified or restructured, or that may be subject to a bankruptcy proceeding, enforcement actions or litigation. Each Purchaser (or its parent company) is familiar with the risks associated with acquisitions of assets similar to the Assets, which ordinarily include assets of varying quality and which involve purchases based on limited information, disclosures and representations and warranties. Each Purchaser recognizes the special nature of the transactions that are the subject of this Agreement (including that the Assets may have been modified and restructured, may be subject to bankruptcy proceedings, enforcement actions and/or litigation), understands and is freely taking all risks involved in connection with the transactions and acknowledges that the nature and risks are reflected in the Purchase Price and in the terms and conditions pursuant to which Purchasers are willing to purchase and Sellers are willing to sell the Assets. Each Purchaser has consulted with such counsel and advisors as such Purchaser has deemed necessary or appropriate.

                    (b) No agent, employee, representative, trustee or Affiliate of Sellers or other agent or broker has been authorized to make any written or oral representations about the Assets or the Underlying Properties, and each Purchaser represents that such Purchaser has not relied on any oral or written information provided by any Seller or by any Seller’s Affiliates, any Seller’s Covered Persons, broker or agent pertaining to the Assets or the Underlying Properties, including any leases, cash flow statements or other financial information, other than as otherwise expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Purchasers are not relying on any continued actions or efforts on the part of Sellers or Sellers’ Affiliates, any Seller’s Covered Persons, brokers or agents with respect to the Assets or the Underlying Properties. After each Closing Date, Sellers will retain no further direct or indirect interest in the Assets conveyed on such Closing Date or in the Underlying Properties (other than any Retained Joint Venture/Preferred Equity Relationship in accordance with Section 2.5), and Sellers, Sellers’ Affiliates and the Sellers’ respective Covered Persons will not provide any further servicing of the Assets or the Underlying Properties, or any foreclosure or other management services.

                    (c) No Seller has advanced, and no Seller will advance, funds to any Purchaser to protect the Underlying Properties or to maintain the yield of the Assets. No Seller has guaranteed, and no Seller does guarantee, payment of the Assets or performance of the Borrowers’ obligations under the documents in the Asset Files, and Sellers have not guaranteed, and Sellers do not guarantee, the condition, performance, rate of return, value or yield of the Assets or the Underlying Properties. The Assets are being sold as-is, with no enhancement or value added by Sellers and, except as otherwise expressly set forth in this Agreement, no modifications to the material documents in the Asset Files.

                    (d) Purchasers acknowledge that, except as expressly set forth in this Agreement or in the Transaction Documents, the sale of the Assets shall be without representation or warranty of any kind, whether express, implied, statutory or otherwise, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Sellers hereby disclaim and renounce any such representation or warranty. Purchasers acknowledge and agree that, except as otherwise expressly set forth in this Agreement or in the Transaction Documents, neither the Sellers, nor any property manager nor any of their respective Affiliates, nor any Seller’s Covered Persons, nor any person purporting to represent any of the foregoing, have made any representation, warranty, guaranty, promise, projection or prediction whatsoever with respect to the Assets or the business being conducted at the Underlying Properties, written or oral, express or implied, arising by operation of law or otherwise, including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty as to (i) the collectability of the Assets, including the collectability of any accrued interest (at the ordinary interest rate or at the default rate), late charges, prepayment or exit fees or other additional amounts which may be payable to the holder of the Assets, (ii) the validity, enforceability, sufficiency or legal effect of any of the Loan Documents, any of the other documents contained in the Asset Files, or any due diligence materials furnished to Purchasers by Sellers or any other Person in connection with the purchase of the Assets, any related title insurance policy or any survey furnished or to be furnished to the Sellers in connection with the origination of the Assets, (iii) the validity, priority, sufficiency or effectiveness of the lien created or to be created by the Loan Documents or by any of the other documents contained in the Asset Files, (iv) the financial condition of the Borrowers or any of the other obligors or any other Person relating to the Assets, or the ability of such parties to perform their respective obligations under the applicable Loan Documents or under any of the other documents contained in the Asset Files, (v) the existence or nonexistence of any default or any event of default under any Loan Documents, under any of the other documents contained in the Asset Files, (vi) rights of offset, deductions, negotiability or holder in due course status, or the accuracy or completeness of the matters disclosed, represented or warranted by any party in the Loan Documents, (vii) the foreclosure proceeding (if any) or any related litigation or actions, any defenses, setoffs, claims, counterclaims, actions or causes of action of any kind or nature which any Borrower or any other obligor under any of the Loan Documents or under any of the other documents contained in the Asset Files may have against any Seller or any other party in connection with the foreclosure proceedings or any related actions, (viii) the condition, safety, quantity, quality, use, occupancy or operation of the Underlying Properties, (ix) the past, present or future revenues or expenses with respect to the Underlying Properties or the business being conducted at the Underlying Properties, (x) the compliance of the Underlying Properties or the businesses being conducted at the Underlying Properties with any zoning requirements, building codes or other Legal Requirements, including the Americans with Disabilities Act of 1990, (xi) the accuracy of any environmental reports or other data or information set forth in the Asset Files provided to Purchasers which was prepared for or on behalf of the Sellers, or (xii) any other matter relating to the Sellers, the Assets, the Underlying Properties or the businesses conducted at the Underlying Properties.

                              Section 5.3. No Securities; Claims. Each Purchaser, on behalf of itself, its Affiliates and any other Person entitled to make a Claim on its behalf, waives all rights, if any, to make any Claim in connection with any federal or state securities law in connection with the purchase and transfer of the Assets.

                              Section 5.4. Environmental, Seismic, Engineering and Structural Risks. Certain environmental, seismic, engineering and structural risks may exist with respect to the Underlying Properties. Purchasers have analyzed or have had an opportunity to analyze the environmental, seismic, engineering, and structural issues pertaining to each Underlying Property, and Purchasers are acquiring the Assets subject to the risks mentioned above. Each Purchaser agrees that it will not rely in any way on any environmental, seismic, engineering and structural reports (i) delivered to Purchasers by Sellers or by Sellers’ Affiliates or Covered Persons in connection with Purchasers’ due diligence or review of the Asset Files or (ii) made available in the Data Room.

                              Section 5.5. Title Insurance. Purchasers will be solely responsible for the cost of (a) any endorsement to Sellers’ existing title insurance policies for the Mortgage Loans and the Mezzanine Loans and (b) the cost of any other title insurance desired by Purchasers, and the procurement of any such endorsements, policies or other insurance for any Asset will not be a condition to the Closing with respect to a particular Asset, except to the extent Purchasers’ failure or inability to obtain reasonably acceptable title insurance relative to such Assets is due, in whole or in part, to (i) an applicable Seller not owning an Asset that it is purporting to sell pursuant to this Agreement, or (ii) a violation by a Seller of the terms of this Agreement. Except as otherwise expressly provided by the terms of this Agreement, Sellers and Sellers’ Affiliates, and Covered Persons will have no obligation under this Agreement to (y) discharge or satisfy, or to expend any amount or incur any liability in order to discharge or satisfy, any lien, encumbrance, agreement or other matter affecting the Underlying Properties or (z) purchase any title endorsement that any Purchaser wishes to secure in connection with the transactions contemplated herein.

                              Section 5.6. Litigation. Purchasers have not (a) instituted any legal action in the name of any Seller, (b) through misrepresentation or nondisclosure, concealed or misled any person as to such Purchaser’s identity or (c) used or referred to any Seller’s name or any name derived from any Seller’s name in connection with the collection or management of the Mortgage Loans, the Mezzanine Loans or the B Note Assets.

                              Section 5.7. No Brokers. Purchasers have not dealt with any broker or finder other than Sellers’ Broker in connection with the sale and purchase of the Assets. Sellers will be responsible for the payment of any brokerage commission or finders fee payable to Sellers’ Broker in connection with the sale and purchase of the Assets in accordance with a separate agreement between Sellers and Sellers’ Broker, and Purchasers shall have no obligation to compensate Sellers’ Broker.

                              Section 5.8. FIRPTA Withholding. Purchasers acknowledge that the foreign entities identified in Section 4.2(g) are not selling “United States Real Property Interests” as defined in Section 897(c)(1) of the Code and that the portion of the Purchase Price allocated to such assets is not subject to withholding under Section 1445 of the Code and, accordingly, the relevant Purchasers will not withhold.

                              Section 5.9. Survival. The representations and warranties contained in this Article V shall survive the Closing Date relative to each Asset until the Survival Date; provided, however, that the parties agree that the representations and warranties set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(g), Section 5.1(h), Section 5.1(i), Section 5.7 and Section 5.8 shall survive indefinitely.

ARTICLE VI

PRE-CLOSING COVENANTS

                              Section 6.1. Operation of the Assets. With respect to the period beginning on the date of this Agreement and ending on the Closing Date (or, with respect to any Failed Condition Asset, the earlier of (x) a Supplemental Closing including such Asset or (y) August 1, 2011), unless any Purchaser consents otherwise in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

                    (a) Sellers shall continue to service and administer the Assets prudently and in a manner consistent with Sellers’ practices and procedures in effect as of the date of this Agreement (including actions customarily taken in special servicing); provided, however, Purchasers’ prior written consent (not to be unreasonably withheld, conditioned or delayed, except as otherwise provided in Section 6.1(e) relative to Qualifying Failed Condition Assets) shall be required in order for the applicable Seller(s) to take any of the following actions: (i) material amendment and modification of the terms of the Assets or any Loan Documents, (ii) enforcement of Sellers’ rights under the Loan Documents (including the commencement of any foreclosure or the commencement of any action or proceeding regarding the collection of amounts payable with respect to such Asset) and under the other documents contained in the Asset Files or any documents governing or relating to the Assets, (iii) waiver in writing of compliance with any material term of the Loan Documents (including any prohibition on prepayment or any requirement to pay any fee or premium in connection with any prepayment of the Asset), any of the other documents contained in the Asset Files or other documents governing or relating to the Assets, (iv) acceptance of a discounted payoff of any Asset, (v) settlement or compromise of any disputes with any Borrowers, any other obligors, or any other Persons or (vi) agreeing to release any collateral from the lien of any Loan Document, except as contemplated in and otherwise in accordance with the applicable Loan Documents, the net proceeds of which shall be paid to the applicable Seller and, if applicable, applied in accordance with the applicable Loan Documents. Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall not be required to obtain the prior consent of Purchasers in connection with any action taken or any advance or protective advance made in connection with an emergency condition threatening life, material danger to human safety or imminent material damage to property, provided that as soon as reasonably practical under the circumstances Sellers shall notify Purchasers in writing to apprise them of the situation and Sellers’ response thereto. Any request for Purchasers’ consent under this Section 6.1(a) shall be in writing, and if Purchasers fail to notify Sellers of Purchasers’ approval or disapproval of any such proposed action within two (2) Business Days after delivery of such written request for consent, such action by Sellers shall be deemed to have been approved by Purchasers.

                    (b) Sellers shall send Purchasers copies of any material written notices given or received by any Seller with respect to any of the Assets promptly upon receipt of same.

                    (c) Notwithstanding anything to the contrary in Section 3.11 or in this Section 6.1, but subject in the case of any Qualifying Failed Consent Assets to the provisions of Section 6.1(e), Sellers may not commence or assert any future litigation (including any foreclosure or collection action) or claims concerning any Asset or any Underlying Property after the date of this Agreement and prior to the Closing Date for such Asset without the prior written consent of the applicable Purchaser, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, Sellers shall not be required to obtain any Purchaser’s consent with respect to the applicable Seller’s right to defend any claims asserted against such Seller prior to or after such Closing, or to file counterclaims or cross-claims in connection with any such litigation in response to claims asserted against such Seller. Any request for Purchasers’ consent under this Section 6.1(c) shall be in writing, and if Purchasers fail to notify Sellers of Purchasers’ approval or disapproval of any such proposed action within two (2) Business Days after delivery of such written request for consent, such action by Sellers shall be deemed to have been approved by Purchasers.

                    (d) Sellers will not solicit from any Borrowers any early, unscheduled repayment or prepayment of all or any portion of any of the Assets. Notwithstanding the foregoing, during the period prior to its applicable Closing Date, Sellers may, without Purchasers’ consent, accept a pay off of an Asset in part (if the applicable Borrower has an absolute right to make partial payments under the specific terms of the applicable Loan Documents) or in full, in which event Sellers will be entitled to retain all of the funds received from the Borrower thereunder (including any prepayment premiums, yield maintenance payments, make whole payments and other similar fees). If, prior to its applicable Closing Date, any single Asset (or Assets) is paid off in full, Sellers shall so notify Purchasers in writing, and such Asset (or Assets) shall be removed from the Assets that are the subject of this Agreement.

                    (e) If, after the Initial Closing Date and prior to August 1, 2011, there are any Qualifying Failed Consent Assets, Sellers agree that Sellers shall not take any of the actions described in Section 6.1(a) without Purchasers’ prior written consent, which consent may be given or withheld by Purchasers in Purchasers’ sole and absolute discretion. If Sellers take action required by Purchasers which is inconsistent with the proposed course of action requested or recommended by Sellers (including refusing to give consent to a proposed action requested by Sellers in writing), or if Purchasers prohibit Sellers from taking action requested or recommended by Sellers, then Purchasers and Purchaser Parent shall indemnify, protect and defend Sellers from any against any and all Damages that may arise as a result of, or with respect to, the foregoing. Notwithstanding anything to the contrary set forth in this Section 6.1(e), in connection with any emergency condition threatening life, material danger to human safety or imminent material damage to property, Sellers shall have rights and obligations analogous to those described in Section 6.1(a) for similar situations.

                              Section 6.2. Satisfaction of Conditions. Prior to the Initial Closing (and thereafter with respect to any Failed Condition Assets), Sellers and Purchasers shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in Article VII.

                              Section 6.3. Further Assurances. From the date of this Agreement until the date that is one (1) year after the Closing Date for each Asset (on an Asset by Asset basis) (or the earlier termination of this Agreement), Sellers and Purchasers shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including (a) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Legal Requirements, and (b) effecting all registrations and filings required under this Agreement or Legal Requirements; provided, however, the parties’ agreement in this Section 6.3 to cooperate with each other to obtain consents, approvals, authorizations, registrations or filings shall not be construed to suggest or mean that any party hereto did not satisfy all of its requirements relative to the transfer of any Asset as of the applicable Closing (it being agreed and understood among the parties that, upon the applicable Closing and unless the parties execute a contrary written understanding at or prior to such Closing, all parties to this Agreement shall be deemed to have satisfied all of the closing conditions and to have delivered all of the closing deliverables relative to the Assets transferred at such Closing). After each Closing, for a period not to exceed two (2) years, the Sellers and Purchasers, upon the reasonable request of the other (and at no cost or expense to the non-requesting party, other than any de minimus cost or expense or any cost or expense which the requesting party agrees in writing to reimburse), shall promptly (i) execute and deliver such assignment and assumption documents, or perform such other acts, as may be reasonably required to effect or confirm the assignment and conveyance by the applicable Sellers, and the assumption by the applicable Purchasers, of all right, title, interest and obligations of Sellers under and relating to the Assets and to complete the transactions contemplated by this Agreement, including correcting any errors or omissions in the applicable Transaction Documents delivered under Section 3.4 and Section 3.5, and (ii) provide access to financial information relative to the Assets and the administration and operation thereof as may be reasonably required to comply with any regulatory disclosure or filing requirement or to complete necessary schedules or forms in connection with state or federal income tax filings.

                              Section 6.4. Exclusive Right. Sellers hereby agree that until the earliest to occur of (a) the date on which the sale, assignment and transfer of the last of the Assets has been consummated in accordance with the terms of this Agreement, (b) the expiration or termination of this Agreement in accordance with its terms, and (c) August 1, 2011, (i) Sellers will not advertise or market the Assets (or any of them) or any interest in any of the Assets to any third party for sale or other transfer, and (ii) Sellers will not pledge or grant any interest in any Asset (or any of them) as collateral or otherwise (other than with respect to any loan agreement or facility or hedging transaction that will be repaid or unwound on or prior to the Closing Date for such Asset), and will not accept or negotiate offers to purchase the Assets (or any of them), enter into backup or contingent contracts regarding the sale of the Assets (or any of them) or otherwise agree to pledge, sell, grant, transfer or convey the Assets (or any of them).

                              Section 6.5. New Interim Servicing Agreement. Prior to or simultaneous with the Initial Closing Date, the applicable Purchasers shall either (i) enter into a servicing agreement (the “Trimont Substitute Servicing Agreement”) with Trimont Real Estate Advisors, Inc. (“Trimont”) in substantially the form of the Existing Trimont Servicing Agreement, or (ii) assume the Trimont Servicing Agreement relative to obligations and liabilities accruing thereunder on and after the Closing Date, in each case, only with respect to the Trimont Servicing Assets. Accordingly, Purchasers agree that, immediately following the Initial Closing, the following Assets will be covered by either the Existing Trimont Servicing Agreement or the Trimont Substitute Servicing Agreement: (a) the Asset identified as “B Note 7” on Schedule 2.2, (b) the Asset identified as “Mezzanine 8” on Schedule 2.2, (c) the Asset identified as “Mortgage 7” on Schedule 2.2, and (d) the Asset identified as “Mezzanine 7” on Schedule 2.2 (collectively, the “Trimont Servicing Assets”). Purchasers shall elect to proceed under clause (i) or (ii) above not later than ten (10) Business Days prior to the Initial Closing Date.

                              Section 6.6. Agent Replacement. The parties shall use commercially reasonable efforts to cause the Borrower under the Asset identified as “Mortgage 5” on Schedule 2.2 to waive Section 15.04 of the related loan agreement (such waiver, the “Agent Release”) prior to the sale of such Asset hereunder. If the parties shall be unsuccessful in obtaining the Agent Release prior to the date such Asset is sold, the applicable Seller shall continue to serve as “agent” in accordance with Section 15.04 of such Loan Agreement until such time as the Agent Release is obtained, subject to the following:

                    (a) From and after the Closing with respect to such Asset, the Sellers shall have no obligation to (and shall not) take any action under the related Loan Documents other than to (i) promptly forward to Purchasers any correspondence received from the applicable Borrower or its affiliates and apprise Purchasers of any other communications (or attempted communications) received from the applicable Borrower or its affiliates in accordance with, or otherwise related to, the Loan Documents, and (ii) cooperate with Purchasers’ reasonable requests to facilitate communications with the applicable Borrower and/or its affiliates; and

                    (b) Notwithstanding anything in this Agreement or in the related Loan Documents to the contrary, following the Closing with respect to such Asset, except as contemplated in clause (a) above, the applicable Seller (in its capacity as “agent” pursuant to Section 15.04 of the related Loan Agreement) shall not have any fiduciary or contractual duty to Purchasers, their Affiliates or any other lender under the Loan Documents in connection with the Asset and/or undertaking the duties of “agent” under Section 15.04 of the Loan Agreement for such Asset.

Purchasers and Purchaser Parent shall indemnify and hold Sellers harmless from and against any and all Damages reasonably incurred by any Seller in connection with the applicable Seller acting as “agent” in accordance with Section 15.04 of the Loan Agreement from and after the Closing with respect to such Asset through and including the date the Agent Release is obtained, unless caused by the applicable Seller acting inconsistent with clause (a) above or the terms of Section 15.04 in such Loan Agreement or by the negligence or intentional misconduct of such Seller. The provisions of this Section 6.6 shall not be merged into the execution and delivery of any documents at the applicable Closing and shall survive the Closing of such Asset indefinitely.

                              Section 6.7. Comfort Letter Assignment. With respect to Asset identified as “Mortgage 2” on Schedule 2.2, the Sellers shall use commercially reasonable efforts to obtain, prior to the Initial Closing Date, the related franchisor’s written consent to the assignment of the applicable Seller’s rights and obligations under the related franchisor comfort letter.

ARTICLE VII

CONDITIONS TO CLOSING

                              Section 7.1. Purchasers’ Conditions to Closing. Subject to Section 7.2, the obligation of Purchasers to consummate each Closing shall be subject to the satisfaction of each of the following conditions relative to all Assets to be conveyed at such Closing, any or all of which may be waived in whole or in part by any Purchaser (it being understood and agreed that if Purchasers elect to consummate the transactions contemplated herein, then, as to each such transaction that is consummated each of the following conditions precedent shall be conclusively deemed to have been satisfied):

                    (a) Each of Sellers’ representations and warranties set forth in Sections 4.2, and 4.3 of this Agreement shall be correct in all material respects as of the Closing Date, and Sellers shall deliver to Purchasers a certificate reaffirming same dated as of the Closing Date.

                    (b) Each of Sellers’ representations and warranties set forth in Sections 4.4, 4.5, 4.6 and 4.8 of this Agreement shall be correct in all material respects on an Asset-by-Asset basis as of the Closing Date, and Sellers shall deliver to Purchasers a certificate reaffirming same dated as of the Closing Date.

                    (c) Sellers shall have delivered all of the items required under Section 3.4 (other than the Seller Required Consents), except that if certain of the items required to be delivered under Section 3.4 are not delivered, the foregoing condition shall nonetheless be deemed satisfied so long as the failure to deliver such items does not prevent the effective transfer of title to the applicable Asset or materially and adversely affect the value of the applicable Asset or Purchasers’ rights thereunder following the applicable Closing.

                    (d) Sellers shall have obtained each of the Seller Required Consents set forth on Schedule 4.2(e) and delivered documentation to Purchasers evidencing, to Purchasers’ reasonable satisfaction, that the Seller Required Consents have been obtained.

                    (e) Sellers shall have performed all of Sellers’ material obligations under this Agreement required at or prior to the applicable Closing with respect to the Assets to be conveyed at such Closing.

                    (f) No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the transactions contemplated by this Agreement or the Transaction Documents shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

                    (g) Purchaser Parent shall have priced its contemplated equity offerings and subsequently received net proceeds therefrom in an amount that is not less than the Purchase Price (the “Equity Issuance”).

                    (h) No new litigation shall have been commenced against the Sellers following the date of this Agreement which involve one or more of the Assets or any Seller’s interests therein, which litigation could reasonably be anticipated to have a material adverse effect on the value of the related Asset(s) or Purchasers’ rights thereunder following the Closing.

                              Section 7.2. Failure of Purchasers’ Condition.

                    (a) In the event of the failure of any condition set forth in clauses (a), (e), (f) or (g) in Section 7.1, Purchasers, at Purchasers’ sole election and in Purchasers’ sole discretion, may (i) terminate this Agreement with respect to all Assets for which a Closing has not previously occurred, or (ii) waive the unsatisfied condition(s) and proceed with the applicable Closing(s) on all of the Assets with respect to which the other conditions to Closing have been satisfied, without a reduction or abatement of the Purchase Price. Subject to the provisions of Section 7.2(c), in the event of the failure of any one or more conditions set forth in clauses (b), (c), (d) or (h) in Section 7.1, Purchasers, at Purchasers’ sole election and in Purchasers’ sole discretion, may (i) waive the unsatisfied condition(s) as to all affected Assets and proceed with the Closing of all of the Assets, or (ii) exclude one (1) or more of the affected Assets and waive the unsatisfied conditions as to the other affected Assets and proceed to Closing of the unaffected Assets and any Asset with respect to which Purchasers have waived a failed condition to Closing, whereupon the excluded Assets shall be treated as Failed Condition Assets. If Purchasers elect to terminate this Agreement pursuant to the provisions of this Section 7.2(a), none of the parties shall have any further rights or remedies hereunder, except for those that expressly survive the expiration or termination of this Agreement.

                    (b) The rights and remedies of Purchasers under this Section 7.2 shall be the sole rights and remedies of Purchasers (at law or in equity) in the case of an alleged failure of a condition precedent under Section 7.1, unless such failure is caused by an intentional, bad faith default by Sellers under this Agreement, in which case the terms of Article VIII also shall apply.

                    (c) Notwithstanding the provisions of Section 7.2(a), but subject to the provisions of Section 7.6, any Asset for which the condition set forth in Section 7.1(d) is not met shall be excluded from the Closing and shall be treated as a Failed Condition Asset, and such condition cannot be waived as to that Asset.

                    (d) If there is a failure of a condition with respect to any particular Asset, and if such Asset is related to any of the other Assets (for instance, if one asset is a Mortgage Loan or a B Note in a Mortgage Loan and another Asset is a Mezzanine Loan (or an interest in a Mezzanine Loan) that is secured by pledges of direct or indirect equity interests in the Borrower under the Mortgage Loan, then the two (2) Assets will be considered to be “related”), then the parties agree that the “related” Assets will be treated in the same manner under Section 7.2(a) (i.e., they shall become Failed Condition Assets), such that under no circumstances shall Sellers be obligated to sell, nor shall Purchasers be obligated to purchase, any Asset that is “related” to any other Asset unless all other “related” Assets are treated similarly.

                              Section 7.3. Sellers’ Conditions to Closing. Subject to Section 7.4, the obligation of Sellers to consummate each Closing shall be subject to the satisfaction of each of the following conditions relative to the Assets to be conveyed at such Closing, any or all of which may be waived in whole or in part by any Seller (it being understood and agreed that if Sellers elect to consummate the transactions contemplated herein, then, as to each transaction that is consummated, each of the following conditions precedent shall be conclusively deemed to have been satisfied):

                    (a) Each of Purchasers’ representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date, and Purchasers shall deliver to Sellers a certificate to such effect dated as of the Closing Date.

                    (b) Purchasers shall have delivered all of the items required under Section 3.5.

                    (c) No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the transactions contemplated by this Agreement or the Transaction Documents shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

                    (d) Sellers shall have obtained each of the Seller Required Consents set forth on Schedule 4.2(e).

                    (e) Purchaser Parent shall have priced the Equity Issuance, and Purchaser Parent shall have subsequently received net proceeds therefrom in an amount that is not less than the Purchase Price.

                    (f) No new litigation shall have been commenced against the Sellers following the date of this Agreement which involves one or more of the Assets or any Seller’s interests therein, which litigation could reasonably be anticipated to have a material adverse effect on the value of the related Asset(s) or the rights of Sellers thereunder.

                              Section 7.4. Failure of Sellers’ Condition.

                    (a) In the event of the failure of any condition set forth in clauses (a), (c) or (e) in Section 7.3, Sellers, at Sellers’ sole election and in Sellers’ sole discretion, may (i) terminate this Agreement with respect to all Assets for which a Closing has not occurred, or (ii) waive the unsatisfied condition(s) and proceed with the Closing on all of the Assets with respect to which the conditions to Closing have been satisfied, without a reduction or abatement of the Purchase Price. In the event of the failure of any one or more conditions set forth in clause (b), (d) or (f) in Section 7.3, Sellers, at Sellers’ sole election and in Sellers’ sole discretion, may (i) waive the unsatisfied condition(s) as to all affected Assets and proceed with the Closing of all of the Assets, or (ii) exclude one (1) or more of the affected Assets and waive the unsatisfied conditions as to the other affected Assets and proceed to Closing of the unaffected Assets, whereupon the excluded Assets shall be treated as Failed Condition Assets. If Sellers elect to terminate this Agreement pursuant to the provisions of this Section 7.4(a), none of the parties shall have any further rights or remedies hereunder, except for those that expressly survive the expiration or termination of this Agreement.

                    (b) The rights and remedies of Sellers under Section 7.4(a) shall be the sole rights and remedies of Sellers (at law or in equity) in the case of an alleged failure of a condition precedent under Section 7.3, unless such failure is caused by an intentional, bad faith default by Purchasers under this Agreement, in which case the terms of Article VIII shall apply.

                    (c) Notwithstanding the provisions of Section 7.4(a), but subject to the provisions of Section 7.6, any Asset for which a condition precedent under Section 7.3(d) is not satisfied shall be excluded from the Closing and shall be treated as a Failed Condition Asset, and such condition cannot be waived as to that Asset.

                    (d) If there is a failure of a condition with respect to any particular Asset and if such Asset is related to any of the other Assets (for instance, if one Asset is a Mortgage Loan or a B Note Asset in a Mortgage Loan and another Asset is a Mezzanine Loan (or an interest in a Mezzanine Loan) that is secured by pledges of direct or indirect equity interests in the Borrower under the Mortgage Loan, then the two (2) Assets will be considered to be “related”), then the parties agree that the “related” Assets will be treated in the same manner under Section 7.4(a) (i.e., they shall become Failed Condition Assets), such that under no circumstances shall Sellers be obligated to sell, nor shall Purchasers be obligated to purchase, any Asset that is “related” to any other Asset unless all other “related” Assets are treated similarly.

                              Section 7.5. Deemed Satisfaction of Closing Conditions. If any of the Closing conditions set forth in Section 7.1 is not satisfied on the Closing Date as to a specific Asset but Purchasers nonetheless elect to consummate the transactions contemplated herein as to such Asset, then each of the conditions precedent shall be conclusively deemed to have been satisfied for such Asset, and Purchasers shall not have any right to seek damages or any other remedies in connection with such unsatisfied conditions that are deemed to have been satisfied. If any of the Closing conditions set forth in Section 7.3 is not satisfied on the Closing Date for a specific Asset, but Sellers nonetheless elect to consummate the transactions contemplated herein as to such Asset, then each of the conditions precedent shall be conclusively deemed to have been satisfied for such Asset, and Sellers shall not have any right to seek damages or any other remedies in connection with such unsatisfied conditions that are deemed to have been satisfied. Similarly, if any of the closing conditions set forth in Section 7.1 that do not relate to a specific Asset but instead relate to all of the Assets or to Sellers is not satisfied on the Closing Date, but Purchasers nonetheless elect to consummate the transactions contemplated herein as to any Assets, then each of such conditions precedent shall be conclusively deemed to have been satisfied relative to the Assets so purchased, and Purchasers shall not have any right to seek damages or any other remedies in connection with such unsatisfied conditions that are deemed to have been satisfied. If any of the closing conditions set forth in Section 7.3 that do not relate to a specific Asset but instead relate to all of the Assets or to Purchasers is not satisfied on the Closing Date but Sellers nonetheless elect to consummate the transactions contemplated herein as to any Assets, then each of such conditions precedent shall be conclusively deemed to have been satisfied relative to the Assets so purchased, and Sellers shall not have any right to seek damages or any other remedies in connection with such unsatisfied conditions that are deemed to have been satisfied.

                              Section 7.6. Failed Condition Assets.

                    (a) If the Initial Closing occurs on the Initial Closing Date but pursuant to Section 7.2 or Section 7.4 one or more of the Assets is excluded from the Initial Closing because of a failure of a condition precedent to Purchasers’ or Sellers’ obligations under Section 7.1 or Section 7.3, respectively, any such excluded Assets shall be referred to herein as a “Failed Condition Asset.” Assets that become Failed Condition Assets solely because of the failure to obtain a Seller Required Consent relating to the transfer of such Asset, but with respect to which, on the Closing Date, all other conditions under Section 7.1 and Section 7.3 have been satisfied (or affirmatively waived) are referred to herein as “Failed Consent Assets.” After the Initial Closing Date, Sellers and Purchasers shall continue to use commercially reasonable efforts to satisfy all unsatisfied conditions for Failed Condition Assets as soon as possible after the Initial Closing Date. If Purchasers or Sellers reasonably conclude that additional attempts to satisfy a failed condition would be futile, such party can so notify the other parties hereto and, upon Purchasers’ and Sellers’ mutual agreement, the applicable Failed Condition Asset shall be deleted from the transactions contemplated in this Agreement.

                    (b) If on the Initial Closing Date there are any Failed Condition Assets, then notwithstanding the fact that the Failed Condition Assets will not be transferred, assigned and conveyed on such date, contemporaneously with the consummation of the sale of the other Assets on the Initial Closing Date, Purchasers and Sellers shall execute and deliver into escrow with the Escrow Agent four (4) counterparts of each of the Transaction Documents required for each Failed Condition Asset under Section 3.4, Section 3.5, Section 3.6 and Section 3.7, as the case may be (collectively, the “FCA Closing Documents”); provided, however, that Sellers shall not be required to deposit with Escrow Agent any original, executed counterparts of Notes or original, executed counterparts of any other Loan Documents. On the Initial Closing Date, Purchasers, Sellers and Escrow Agent shall enter into an escrow agreement, in form reasonably satisfactory to Purchasers, Sellers and Escrow Agent, pursuant to which Escrow Agent shall be directed to hold in escrow the FCA Closing Documents with respect to each of the Failed Condition Assets until the earlier to occur of (i) the Closing with respect to the applicable Failed Condition Asset, and (ii) 5:00 pm (New York time) on August 1, 2011, at which time, the related FCA Closing Documents still held by Escrow Agent will be returned to the parties that delivered them to Escrow Agent, or, at the direction of Purchasers and Sellers, destroyed. Simultaneously with the Closing of the sale, transfer and assignment of such Failed Condition Asset, (A) the related FCA Closing Documents will be delivered to the applicable parties by Escrow Agent, (B) Sellers shall deliver the original executed counterparts of the Note and original, executed counterparts of all other Loan Documents to Purchasers as contemplated in Section 3.4, (C) Purchasers shall deliver the Purchase Price due at such Closing (subject to any credits against such Purchase Price to which Purchasers are entitled pursuant to Section 7.6(d)), and (D) Sellers shall cause any QFCA Security delivered in connection with any Assets transferred at such Closing to be transferred back to Purchaser or Purchasers’ designee.

                    (c) If on the Initial Closing Date there are any Failed Consent Assets, then Purchasers shall have the right, in Purchasers’ sole election exercised on or before the Initial Closing Date, upon compliance with the terms and provisions of this Section 7.6(c), to cause such Failed Consent Assets to be Qualifying Failed Consent Assets. With respect to each Failed Consent Asset that Purchasers elect to cause to be a Qualifying Failed Consent Asset, on the Initial Closing Date Purchasers shall pay to Sellers the related QFCA Security. The QFCA Security shall be collateral for Purchasers’ obligation to acquire the related Qualifying Failed Consent Asset. The QFCA Security shall be paid by wire transfer of immediately available federal funds; provided, however, Sellers agree, at Purchasers’ request, to accept in lieu of cash, Agency Bonds with a value equal to the amount of the applicable QFCA Security, provided any such Agency Bonds will have maturities shorter than or equal to one (1) year. If Purchasers request Sellers to accept Agency Bonds as the QFCA Security in the manner set forth herein, then Purchasers shall be responsible for any decrease in value of such Agency Bonds, and not later than five (5) days after Purchasers’ receipt of Notice from Sellers (from time to time) that the value of the Agency Bonds has decreased by more than ten percent (10%), Purchasers shall pay to Sellers the amount of such decrease. In addition, Purchasers shall be entitled to be paid any income earned on any such Agency Bonds. Notwithstanding anything to the contrary set forth in Section 7.1 or Section 7.2, Purchasers shall be obligated to consummate the acquisition of each Qualifying Failed Consent Asset upon the delivery to Purchasers of all Seller Required Consents relating to such Asset, provided that the following conditions are also satisfied on the relevant Closing Date: (i) Sellers shall not have entered into any written modifications or waivers in violation of the terms of Section 6.1(a) or Section 6.1(e), as applicable, relating to the Loan Documents for the applicable Asset, and (ii) the conditions set forth in Section 7.1(a), Section 7.1(c), as to any Notes and any other original documents that are not already in escrow, and Section 7.1(f) shall be satisfied as of the date of the Closing of the applicable Asset. At the Closing of any Qualifying Failed Consent Asset, the applicable QFCA Security shall be transferred to Purchasers or Purchasers’ designee and Purchasers shall deliver to Sellers the Individual Asset Purchase Price for such Qualifying Failed Consent Asset. If Sellers obtain all Seller Required Consents relating to such Asset, and if Purchasers default in Purchasers’ obligation to consummate the acquisition of such Qualifying Failed Consent Asset at the applicable Closing in accordance with this Section 7.6(c), then a portion of the QFCA Security equal to seven and 50/100 percent (7.50%) of the Individual Asset Purchase Price for such Asset (calculated as of such date) shall be paid to Sellers as liquidated damages with respect to such Qualifying Failed Consent Asset relating to such default, whereupon Sellers will return the remaining portions of the QFCA Security to Purchasers. In such case, Purchasers shall have no further obligation to purchase, and Sellers shall have no further obligation to sell, such Qualifying Failed Consent Asset, Sellers shall have no other remedies with respect to such default, and Purchasers shall have no other liabilities with respect to such default, under this Agreement, but subject to Purchasers’ indemnity obligations set forth in the proviso to the last sentence of this Section 7.6(c). If the parties do not receive the related Seller Required Consents on or before 5:00 pm (New York time) on August 1, 2011, or if Sellers and Purchasers mutually agree in writing at any time prior to such time that further attempts to obtain the missing Seller Required Consents would be futile, then, in either such case, Sellers shall return the QFCA Security to Purchasers, and the applicable Failed Condition Asset shall be deleted from the transactions contemplated in this Agreement. If, with respect to any Qualifying Failed Consent Assets, Purchasers desire to participate in the attempts to obtain any missing Seller Required Consents, then Purchasers shall so notify Sellers, and Purchasers, in coordination with Sellers’ efforts, will be permitted to participate in discussions with third parties; provided, however, Purchasers and Purchaser Parent shall indemnify, protect and defend Sellers from and against any and all Damages that may arise as a result of, or with respect to, Purchasers’ actions in seeking such consents.

                    (d) With respect to each Qualifying Failed Consent Asset, from and after the Initial Closing Date, Purchasers (and not Sellers) shall be entitled to receive, at the time of the Closing of such Qualifying Failed Consent Asset, a credit against the Individual Asset Purchase Price for such Qualifying Failed Consent Asset in an amount equal to the sum of all (if any) repayments of principal received by Sellers under such Qualifying Failed Consent Asset on or after the Initial Closing Date through and including the Closing with respect to such Qualifying Failed Consent Asset, it being understood and agreed that Sellers shall, at all times from the Initial Closing until the Closing of the applicable Qualifying Failed Consent Asset, be entitled to retain any and all interest, fees or other payments received by Sellers with respect to such Qualifying Failed Consent Asset.

                    (e) As used herein, a “Qualifying Failed Consent Asset” shall be a Failed Consent Asset with respect to which, on the Initial Closing Date, Purchasers shall have deposited with Sellers the QFCA Security, and “QFCA Security” shall mean an amount equal to fifty percent (50%) of the Individual Asset Purchase Price (as of the Initial Closing Date) for the applicable Failed Consent Asset, plus one (1) month’s debt service payment (exclusive of any principal payment) for such Failed Consent Asset.

                    (f) If, after the Initial Closing Date but on or prior to August 1, 2011, with respect to any Failed Condition Asset for which all conditions under Section 7.1 and Section 7.3 relating to such Failed Condition Asset are satisfied (except with respect to Qualifying Failed Consent Assets, Sellers shall be obligated to satisfy only those conditions set forth in Section 7.6(c)), then upon receipt of confirmation that all such conditions have been satisfied, Sellers and Purchasers shall schedule one (1) or more supplemental Closings with respect to such Failed Condition Asset(s) (each, a “Supplemental Closing”). The parties shall schedule each Supplemental Closing for a time that is mutually acceptable to Purchasers and Sellers; provided, however, in no event shall any Supplemental Closing with respect to any Failed Condition Asset with respect to which all conditions set forth in Section 7.1 and Section 7.3 are satisfied after the Initial Closing Date (each such Asset, a “Resolved Condition Assets”) take place more than five (5) Business Days after the date on which the applicable condition(s) to Sellers’ and Purchasers’ obligations with respect to such Resolved Condition Asset are satisfied (time being of the essence), and provided, further, that no Supplemental Closing shall take place after August 1,

2011 (time being of the essence). At each Supplemental Closing, Purchasers and Sellers shall consummate the transfer, sale and conveyance of the applicable Resolved Condition Asset(s), and each party hereto shall comply with the terms of this Agreement that are applicable to such sale transaction as if the Supplemental Closing were taking place on the Initial Closing Date. At each Supplemental Closing, Purchasers shall pay the Individual Asset Purchase Prices (except as otherwise specified in Section 7.6(d) with respect to Qualifying Failed Condition Assets) for each of the Resolved Condition Assets transferred on such Supplemental Closing Date.

                    (g) The parties agree that in instances in which one (1) party hereto is entitled to, and does, designate a particular Asset as a Failed Condition Asset but the other party hereto does not designate such Asset as a Failed Condition Asset, the applicable Asset shall be deemed to be a Failed Condition Asset, such that neither party will be forced to purchase or sell, as applicable, any Asset that either party has properly designated a Failed Condition Asset, unless and until such Asset thereafter becomes a Resolved Condition Asset. In addition, if Purchasers exercise Purchasers’ right to terminate this Agreement under Section 7.2 with respect to a failure of the condition precedent set forth in Section 7.1(f), or if Sellers exercise Sellers’ right to terminate this Agreement under Section 7.4 with respect to a failure of the condition precedent set forth in Section 7.3(c), then, in either case, this Agreement shall terminate and expire, notwithstanding the fact that one or more other parties to this Agreement elect to waive any rights that such party(ies) may have under this Agreement to terminate this Agreement as a result of the circumstances giving rise to such failed condition.

                              Section 7.7. Early Termination. Notwithstanding anything to the contrary set forth herein, if, on or prior to the Pro Supp Filing Date (time being of the essence), Purchaser Parent has not filed with the Securities and Exchange Commission the prospectus supplement in connection with the Equity Issuance, then Purchasers and Sellers shall each have the option, exercisable by delivery of Notice to the other prior to the earlier of (i) the date Purchaser Parent files the prospectus supplement or (ii) the date that is thirty (30) days after the Pro Supp Filing Date, to terminate this Agreement. In addition, in the event the Equity Issuance is not “priced” on or prior to the Pricing Deadline Date (time being of the essence), Purchasers and Sellers shall each have the option, exercisable by delivery of Notice to the other prior to the earlier of (i) the date the Equity Issuance is “priced” or (ii) the date that is thirty (30) days after the Pricing Deadline Date, to terminate this Agreement.

ARTICLE VIII

DEFAULTS AND REMEDIES

                              Section 8.1. Sellers’ Remedies. If (a) (i) all of the conditions precedent in Section 7.1 have been satisfied, or if fewer than all of the conditions precedent in Section 7.1 have been satisfied, and Purchasers have elected (or are required under the terms of Section 7.2) to consummate the transactions contemplated herein with respect to fewer than all of the Assets, and (ii) in any such case Purchasers fail or refuse to consummate the transactions contemplated by this Agreement in accordance with this Agreement with respect to the Assets for which such conditions precedent have been satisfied or waived by Sellers, or (b) Purchasers otherwise are in default under this Agreement, then Sellers shall be entitled to terminate this Agreement by delivering written notice of termination to Purchasers and/or to exercise all remedies available at law or in equity, including specific performance. Upon any such termination of this Agreement by Sellers, Purchasers shall forfeit all rights and claims with respect to any Assets that have not theretofore been purchased by Purchasers pursuant to this Agreement, and Purchasers shall immediately return or destroy all due diligence materials, reports and studies delivered to Purchasers by or on behalf of Sellers (without Purchasers retaining copies thereof) for any such Assets that have not been purchased by Purchasers. In no event shall Purchasers or Purchaser Parent be liable to Sellers for indirect, incidental, consequential or punitive damages as a result of Purchasers’ default hereunder.

                              Section 8.2. Purchasers’ Remedies. If (a) (i) all the conditions precedent in Section 7.3 have been satisfied, or if fewer than all of the conditions precedent in Section 7.3 have been satisfied and Sellers have elected (or are required under the terms of Section 7.4) to consummate the transactions contemplated herein with respect to fewer than all of the Assets, and (ii) in any such case, Sellers fail or refuse to consummate the transactions contemplated by this Agreement in accordance with this Agreement with respect to the Assets for which such conditions precedent have been satisfied or waived by Purchasers, or (b) Sellers otherwise are in default under this Agreement, then Purchasers shall be entitled to (x) terminate this Agreement by written notice given to Sellers, and/or (y) exercise any other right or remedy Purchasers may have at law or in equity by reason of the default, including specific performance; provided, however, that Purchasers may only exercise rights and remedies under this clause (y) if Sellers’ default under this Agreement is the result of Sellers’ willful or intentional misconduct; and, provided, further, that if Purchasers seek specific enforcement of Sellers’ obligations under this Agreement, Purchasers must purchase all of the Assets (A) that are not materially adversely affected by Sellers’ default(s) under this Agreement and (B) with respect to which all conditions precedent under Section 7.1 have been satisfied or waived by Purchasers under the terms of Section 7.2, and Purchasers shall not have the right otherwise to designate specific Assets that Purchasers do not desire to purchase. In no event shall Sellers or Seller Parent be liable to Purchasers for indirect, incidental, consequential or punitive damages as a result of Sellers’ default hereunder. Except for (I) the rights and remedies set forth in clause (b) of this Section 8.2, as qualified herein, and (II) the rights and remedies expressly provided in Section 8.3 with respect to a Material Breach of a Seller’s Representation or any liability that Sellers may have pursuant to the provisions of Section 9.2, or any of Sellers’ or Seller Parent’s, other indemnification obligations in favor of Purchasers, Purchasers will have no other rights or remedies against Sellers, Sellers’ Affiliates or any Covered Persons in connection with the transactions contemplated by this Agreement or any breach or alleged breach of this Agreement.

                              Section 8.3. Material Breach of a Seller’s Representation.

          (a) If Purchasers discover a Material Breach of a Seller’s Representation, Purchasers will deliver written Notice of the Material Breach (each, a “Breach Notice”) to Sellers within thirty (30) days after such discovery; provided, however, that Purchasers may not deliver a Breach Notice at any time after the survival period has expired with respect to the applicable Seller’s Representation. If Purchasers fail to deliver a Breach Notice to Sellers within the foregoing thirty (30) day period, Purchasers will be deemed to have waived such alleged Material Breach, and Purchasers will have no right to assert a Claim with respect to such alleged Material Breach.

          (b) If, prior to or at the Initial Closing, Purchasers deliver to Sellers a Breach Notice as provided in Section 8.3(a), then Sellers may elect, within five (5) Business Days after Sellers’ receipt of the Breach Notice, in Sellers’ sole and absolute discretion, to cure the Material Breach in all material respects. If Sellers either (i) do not make an election within such time period, or (ii) elect to cure the alleged Material Breach, then unless such cure shall be effected prior to the Initial Closing Date, Purchasers will have the option under Section 7.2(a) (x) to waive the Material Breach and consummate the acquisition of the applicable Asset on the Initial Closing Date (without reduction or abatement of the Individual Asset Purchase Price for such Asset), or (y) to exclude such Asset from the Initial Closing and to designate such Asset as a Failed Condition Asset. If Sellers fail to cure such alleged Material Breach on or before August 1, 2011, then Purchasers will have the option (A) to waive the Material Breach and consummate the acquisition of the applicable Asset on or prior to August 1, 2011 (without reduction or abatement of the Individual Asset Purchase Price for such Asset), or (B) if Purchasers establish that the alleged Material Breach of a Seller’s Representation was the direct result of Sellers’ willful or intentional misconduct, then Purchasers shall have the remedies provided in Section 8.2, or (C) to be released from the obligation under this Agreement to purchase such Asset, whereupon Purchasers shall have no rights or remedies against Sellers relating to such alleged Material Breach of a Seller’s Representation.

          (c) If after the relevant Closing but prior to the expiration of the applicable survival period with respect to the Seller’s Representation in question, Purchasers deliver to Sellers (as provided in Section 8.3(a)) a Breach Notice regarding a Seller’s Representation affecting one or more of the Assets previously acquired by Purchasers, Seller shall, subject to the provisions below in this Section 8.3(c), (i) with respect to any Material Breach that can be cured with the payment of money, cure such breach within thirty (30) days after Purchasers’ delivery of the relevant Breach Notice, and (ii) with respect to any Material Breach that cannot be cured with the payment of money, commence to cure such breach (i.e., take initial steps toward curing such breach, which may include discussions with third-party servicers, Borrowers or others) within thirty (30) days after Sellers’ receipt of the Breach Notice and thereafter diligently prosecute such cure to completion within one hundred twenty (120) days after Seller’s receipt of the Breach Notice. In addition, if the aggregate amount of Claims theretofore made by Purchasers against Sellers under this Agreement (including with respect to any alleged Material Breaches (including the alleged Material Breach in question)) exceeds Ten Million Dollars ($10,000,000), Sellers may elect, in Sellers’ sole and absolute discretion and by giving Notice to Purchasers within ten (10) days after Sellers’ receipt of the Breach Notice, either to (1) cure the Material Breach in all material respects (as provided in the immediately preceding sentence) or (2) repurchase any Asset to which the Material Breach(es) relate(s) as well as all “related” Assets as set forth in Section 8.3(f), for an amount equal to the applicable Repurchase Price for such Asset(s) and otherwise in accordance with the provisions below in this Section 8.3(c) and Sections 8.3(d), 8.3(e) and 8.3(f). If Sellers are entitled to repurchase an Asset pursuant to the immediately preceding sentence and timely deliver Notice to Purchasers confirming that Sellers are exercising such repurchase right, then, within ten (10) days after receipt of such Notice from Sellers, Purchasers shall send Sellers a Notice enclosing an officer’s certificate from Purchasers certifying that (A) the provisions of the Note, the Mortgage, the Assignment and the other documents in the relevant Asset Files have not been waived, modified, altered, satisfied, cancelled or subordinated in any respect or rescinded since the relevant Closing, or, if the Note, the Mortgage, the Assignment and the other documents in such Asset Files have been waived, modified, altered, satisfied, cancelled or subordinated in any respect or rescinded since the relevant Closing, describing in detail the nature of the waiver, modification, alteration, satisfaction, cancellation, subordination or rescission and enclosing copies of the applicable documents, (B) the applicable Purchaser has not instituted any foreclosure action or other suit or proceeding in connection with such Asset, or, if the applicable Purchaser has instituted any foreclosure action or other suit or proceeding in connection with such Asset, describing in detail the nature of such action or other suit or proceeding and enclosing copies of the applicable documents, (C) the lien of the Mortgage or other applicable Loan Documents on the Underlying Property, pledged equity or other material collateral for such Asset, as the case may be, has not been released, in whole or in part, or, if any such lien has been released, in whole or in part, describing in detail the nature of such release and enclosing copies of the applicable documents, and (D) the applicable Purchaser has not interfered in any way with the security for the Asset while the Asset was in such Purchaser’s possession, or, if the applicable Purchaser has interfered in any way with the security for the Asset while the Asset was in such Purchaser’s possession, describing in detail the nature of such interference and enclosing copies of any applicable documents. If the Note, the Mortgage, the Assignment and the other documents in such Asset Files have been waived, modified, altered, satisfied, cancelled or subordinated in any respect or rescinded since the relevant Closing, if the applicable Purchaser has instituted any foreclosure action or other suit or proceeding in connection with such Asset, if the lien of the Mortgage or other applicable Loan Documents on the Underlying Property, pledged equity or other material collateral for such Asset, as the case may be, has been released, in whole or in part, and/or if the applicable Purchaser has interfered in any way with the security for the Asset while the Asset was in such Purchaser’s possession, then Sellers shall have ten (10) Business Days after receipt of Notice of such circumstance from Purchasers pursuant to the immediately preceding sentence to withdraw Sellers’ election to repurchase the applicable Asset by delivering Notice of such withdrawal to Purchasers. If Sellers are entitled to so withdraw the previously-exercised repurchase election and do so in a timely manner, then Sellers shall be deemed to have elected to cure such Material Breach in accordance with the first sentence in this Section 8.3(c). If Sellers are obligated to cure a Material Breach under this Section 8.3(c) and fail to do so within the relevant time period set forth in the first sentence in this Section 8.3(c), then, subject to the terms of Section 8.4, Sellers and Seller Parent shall immediately reimburse Purchasers for all Damages incurred by Purchasers as a result of such Material Breach; provided, however, any Claim arising out of the Material Breach will be limited to the lesser of (x) the actual amount of the Damages suffered by Purchasers as a result of the Material Breach (as evidenced by documentation reasonably satisfactory to Sellers) and (y) the amount of the Repurchase Price for the affected Asset. If Sellers elect to repurchase the applicable Asset and pay the Repurchase Price for such Asset, the applicable Purchaser shall reconvey the applicable Asset to the applicable Seller, and the applicable Seller shall repurchase the applicable Asset from the applicable Purchaser, in accordance with the terms and conditions set forth in Sections 8.3(d), 8.3(e) and 8.3(f).

          (d) If Sellers are entitled to and elect to repurchase an Asset as provided in Section 8.3(c), Sellers will repurchase the Asset at the Repurchase Price (and Mortgage Loans and Mezzanine Loans that were sold to Purchasers on a whole loan, servicing-released basis shall be repurchased by the applicable Seller on a whole loan, servicing-released basis), and, upon the consummation of the repurchase, the Material Breach with respect to the Repurchased Asset shall be deemed to be cured with no further rights or remedies for Purchasers under this Agreement. The closing of the repurchase shall take place on a date mutually acceptable to

Sellers and Purchasers, but not later than thirty (30) days after the earlier to occur of (i) delivery by Sellers to Purchasers of a Notice stating that Sellers will cure the alleged Material Breach by repurchasing the Asset, and (ii) the expiration of the applicable cure period described in the first sentence in Section 8.3(c) without such cure having been completed by Sellers. On the date of any such repurchase, Sellers will pay the Repurchase Price to Purchasers by wire transfer of immediately available funds to the account designated in writing by Purchasers.

          (e) In connection with any repurchase of an Asset in accordance with this Section 8.3, and as a condition to Sellers’ payment of the Repurchase Price, Purchasers will tender to Sellers the Asset Files for such Asset previously delivered to the applicable Purchaser, and the applicable Purchaser will endorse and assign to the applicable Seller (or such Seller’s designee) each document that constitutes a part of the Asset Files that was endorsed or assigned to such Purchaser, in the same manner as provided in Article III. In addition, the applicable Purchaser will make the same representations and warranties to the applicable Seller (or such Seller’s designee) as of the date of the repurchase as such Seller has made to such Purchaser under clauses (a), (b) (as to the applicable transfer documents), (c) (as to the applicable transfer documents), (d), (e), (f) and (g) of Section 4.2, and the applicable Purchaser shall represent that it owns the applicable Asset free and clear of all liens, participations and encumbrances (other than matters that existed on the applicable Closing Date for such Asset or otherwise disclosed in writing to Sellers by Purchasers in accordance with Section 8.3(c)) and the outstanding principal amount and accrued and unpaid interest under such Asset. Furthermore, Purchasers will represent and warrant to the applicable Seller that, except as previously disclosed in writing to Sellers by Purchasers in accordance with Section 8.3(c), (i) the provisions of the Note, the Mortgage, the Assignment and the other documents in such Asset Files have not been waived, modified, altered, satisfied, cancelled or subordinated in any respect or rescinded since the relevant Closing, (ii) with respect to Assets, the applicable Purchaser has not instituted any foreclosure action or other suit or proceeding in connection with such Asset, (iii) with respect to Mortgage Loans, the Underlying Property has not been released from the lien of the Mortgage, in whole or in part, and (iv) the applicable Purchaser has not interfered in any way with the security for the Asset while the Asset was in such Purchaser’s possession.

          (f) For the purposes of this Section 8.3, if Sellers are entitled to and elect to repurchase an Asset, in cases where such particular “Asset” as set forth on Schedule 2.2 is comprised of more than one (1) Asset hereunder (for instance, the Asset identified as “Mortgage 11” on Schedule 2.2 is a Mortgage Loan and the Asset identified as “Mezzanine 8” on Schedule 2.2 is a Mezzanine Loan secured by pledges of indirect equity interests in the Borrower under the Asset identified as “Mortgage 11” Schedule 2.2, and both of those related “Assets” will be aggregated), and the applicable Seller(s) will repurchase, and the applicable Purchaser(s) will sell, all of the Assets that comprise such Asset as set forth on Schedule 2.2.

                              Section 8.4. Limitation on Liability of Sellers. Notwithstanding anything to the contrary in this Agreement (other than Sellers’ and Seller Parent’s indemnification and reimbursement obligations under Section 2.6 and Section 3.11(b), which shall not be subject to the terms of this Section 8.4), Sellers’ and Seller Parent’s liability under this Agreement and the Transaction Documents with respect to Damages, Claims or otherwise, shall not in any event exceed (in the aggregate) an amount equal to Eighty-Two Million One Hundred Thousand Dollars ($82,100,000), except for liability based upon actual fraud or intentional material misrepresentation on the part of Sellers, in which case there shall be no maximum liability limitation. Further, notwithstanding anything to the contrary in this Agreement, Sellers and Seller Parent shall have no liability to Purchasers hereunder (including for a Material Breach of a Seller’s Representation or under any indemnity contained herein other than Sellers’ and Seller Parent’s indemnification and reimbursement obligations under Section 2.6 and Section 3.11(b)), or under any of the Transaction Documents, except to the extent that the actual aggregate amount of the Damages paid or incurred by Purchasers exceed Ten Million Dollars ($10,000,000) (that is, where the aggregate of all Damages actually paid or incurred by Purchasers hereunder (including for Material Breaches of Seller’s Representations or under any indemnity contained herein other than Sellers’ and Seller Parent’s indemnification and reimbursement obligations under Section 2.6 and Section 3.11(b)), or under any of the Transaction Documents, exceeds Ten Million Dollars ($10,000,000)), in which case Sellers and Seller Parent shall pay only the actual, aggregate amount of Damages paid or incurred by Purchasers in excess of Ten Million Dollars ($10,000,000).

                              Section 8.5. Purchasers’ Rights Not Transferable. Notwithstanding anything to the contrary contained in this Agreement, Purchasers’ rights under this Article VIII will inure to the benefit of Purchasers and Purchasers’ Affiliates only and will terminate with respect to any Asset (i) upon the transfer of all or any portion of any Purchaser’s interest in such Asset to a Person other than a Purchaser’s Affiliate, (ii) upon the acquisition of such Purchaser’s interest in such Asset by any successor to any Purchaser (other than a Purchaser’s Affiliate), (iii) if Purchaser Parent or one or more of its Affiliates no longer controls the then owner and holder of the applicable Asset, or (iv) if FIDAC is no longer the manager of Purchaser Parent.

ARTICLE IX

INDEMNIFICATION

                              Section 9.1. General Indemnification of Sellers; Notice of Claims Against Seller Indemnified Persons.

                    (a) Purchasers and Purchaser Parent shall indemnify, hold harmless and defend Sellers, Sellers’ Affiliates, each Seller’s Covered Persons, the existing trustees under any deed of trust securing the Mortgage Loans and any predecessor or successor of Sellers (each, a “Seller Indemnified Person” and, collectively, the “Seller Indemnified Persons”) for, from and against any and all Damages to which any of the Seller Indemnified Persons may become subject on account of, arising out of or related to (i) any inaccuracy in or breach of any Purchaser’s representations, warranties, covenants or acknowledgments made pursuant to this Agreement; (ii) other than in connection with the brokerage fee payable to Sellers’ Broker, any Claim for a finder’s fee or broker’s commission asserted against any Seller and arising out of Purchasers’ actions in connection with the transactions contemplated by this Agreement; or (iii) Purchasers’ due diligence review of the Assets or the Underlying Properties; or (iv) except as expressly provided herein, any act, omission, conduct or activity of any Purchaser or any Purchasers’ Affiliates, agents, employees, members, partners, principals, representatives or trustees at any time before or after the Closing Date on account of, arising out of or related to (A) any of the Assets transferred on such Closing Date; (B) the use, maintenance, operation, construction, condition, control or ownership of the Underlying Properties or Assets transferred on such

Closing Date, including the presence or release of any hazardous or toxic fluids, substances or materials on, under or from any such Underlying Properties; or (C) the ownership, servicing or administration of the Assets transferred on such Closing Date, including any violation by any Purchaser of laws relating to unfair collection practices, which may be in the future brought or asserted by any Person (including any Borrower or guarantor or other obligor under any such Asset or a judgment debtor) against any Seller.

                    (b) Promptly after a Seller Indemnified Person receives notice of a Claim (whether received from Purchasers or otherwise) to which this Section 9.1 applies in the Seller Indemnified Person’s opinion, the Seller Indemnified Person will deliver written Notice to Purchasers and Purchaser Parent of the Claim; provided, however, any failure by the Seller Indemnified Person to deliver the Notice to Purchasers and/or Purchaser Parent will not relieve Purchasers or Purchaser Parent from liability under Section 9.1(a) except to the extent that Purchasers and/or Purchaser Parent are actually damaged by such delay. As a condition to Purchasers’ and Purchaser Parent’s obligations under this Section 9.1, Purchasers shall have the right (but not the obligation) to assume the defense of the Claim, at Purchasers’ sole cost and expense, using counsel selected by Purchasers and approved by the Seller Indemnified Person (such approval not to be unreasonably withheld, conditioned or delayed), and Sellers shall be entitled to be kept informed of, and to consult with, and to offer advice to Purchasers and their counsel (on a non-binding basis) with respect to, the defense of the Claim. In either event, Purchasers will be responsible for and will pay on demand all actual out of pocket legal fees and expenses reasonably incurred by the Seller Indemnified Person in connection with the Claim.

                    (c) If any Claim against a Seller Indemnified Person for which Purchasers and Purchaser Parent are obligated to indemnify Sellers under Section 9.1 is settled (with the written consent of Purchasers in Purchasers’ sole discretion), or if there is a final judgment against the Seller Indemnified Person relative to any Claim for which Purchasers and Purchaser Parent are obligated to indemnify Sellers pursuant to Section 9.1, Purchasers and Purchaser Parent will indemnify, hold harmless and defend the Seller Indemnified Person for, from and against any and all Damages incurred by the Seller Indemnified Person by reason of such settlement or judgment and will pay on demand all costs and expenses incurred by the Seller Indemnified Person in connection with the settlement or judgment.

                    (d) In no event shall Purchasers or Purchaser Parent be liable under this Section 9.1 or otherwise pursuant to this Agreement for any consequential damages, punitive damages or similar damages.

                              Section 9.2. General Indemnification of Purchasers; Notice of Claims Against Purchaser Indemnified Persons.

                    (a) In addition to Sellers’ and Seller Parent’s liability to Purchasers under Section 8.2 and Section 8.3 and all other indemnities given by Sellers and Seller Parent under this Agreement and the Transaction Documents, Sellers and Seller Parent shall indemnify, hold harmless and defend Purchasers, Purchasers’ Affiliates, agents, officers, directors, members, partners, employees, representatives, existing and future trustees under any deed of trust securing the Mortgage Loans and any predecessor or successor of Purchasers (each a “Purchaser Indemnified Person” and, collectively, the “Purchaser Indemnified Persons”) for, from and against any and all Damages to which any of the Purchaser Indemnified Persons may become subject on account of, arising out of or related to (i) the actual fraud or intentional material misrepresentation on the part of Sellers, or (ii) subject to the limitations set forth in Section 8.4, (x) the gross negligence of Sellers or any Seller’s Affiliates, or any Covered Persons in connection with this Agreement and the transactions contemplated herein or (y) any Material Breach of a Seller’s Representation. Sellers’ obligations and liabilities under clause (i) shall survive the Closing indefinitely, and Sellers’ obligations and liabilities under clause (ii) shall only survive until the Survival Date.

                    (b) Promptly after a Purchaser Indemnified Person receives notice of a Claim (whether received from Sellers or otherwise) to which this Section 9.2 applies in the Purchaser Indemnified Person’s opinion, the Purchaser Indemnified Person will deliver written Notice to Sellers and Seller Parent of the Claim; provided, however, any failure by the Purchaser Indemnified Person to deliver the Notice to Sellers and/or Seller Parent will not relieve Sellers and Seller Parent of liability under Section 9.2(a) except to the extent that Sellers and/or Seller Parent are actually damaged by such delay. Sellers, at Sellers’ sole cost and expense, shall have the right (but not the obligation) to assume the defense of the Claim, using counsel selected by Sellers and approved by the Purchaser Indemnified Person (such approval not to be unreasonably withheld, conditioned or delayed), and Purchasers will be entitled to be kept informed of, and to consult with, and to offer advice to Sellers and their counsel (on a non-binding basis) with respect to, the defense of the Claim. In either event, Sellers and Seller Parent will be responsible for and will pay on demand all actual out of pocket legal fees and expenses reasonably incurred by the Purchaser Indemnified Person in connection with the Claim.

                    (c) If any Claim against a Purchaser Indemnified Person is settled (with the written consent of Sellers in Sellers’ sole discretion) or if there is a final judgment against the Purchaser Indemnified Person relating to any Claim, Sellers and Seller Parent will indemnify, hold harmless and defend the Purchaser Indemnified Person for, from and against any and all Damages incurred by the Purchaser Indemnified Person by reason of such settlement or judgment and will pay on demand all costs and expenses incurred by the Purchaser Indemnified Person in connection with the settlement or judgment.

                    (d) In no event shall Sellers or Seller Parent be liable under this Section 9.2 or otherwise pursuant to this Agreement for any consequential damages, punitive damages or similar damages.

                              Section 9.3. Environmental Indemnity. Nothing in this Agreement or any documents delivered pursuant to this Agreement will prejudice Sellers from seeking the benefit of any environmental indemnity delivered by any indemnitor to any Seller at any time in connection with any of the Assets.

                              Section 9.4. Release.

                    (a) Each Purchaser and anyone claiming by, through or under any such Purchaser hereby waives its right to recover from and fully and irrevocably releases each of the Sellers, each affiliate, parent, subsidiary, successor and assign of any of the Sellers and each Seller’s Covered Persons (collectively, “Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any Damages arising from or related to any matters affecting the Assets, or any portion thereof, or the Underlying Properties, or any portion of any of the foregoing. This release includes claims of which Purchasers are presently unaware or which Purchasers do not presently suspect to exist which, if known by Purchasers, would materially affect Purchasers’ release of Sellers. Without limiting the generality of the foregoing, each Purchaser expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the released party, including any provisions similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

                    (b) To the fullest extent permitted by law, each Purchaser hereby agrees, represents and warrants, which representation and warranty shall survive each Closing relative to the Assets transferred at such Closing and not be merged with such Closing, that such Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and each Purchaser further agrees, represents and warrants, which representation and warranty shall survive each Closing and not be merged with the Closing relative to the Assets transferred at such Closing, that the waivers and releases in this Section 9.4 have been negotiated and agreed upon in light of the foregoing and that each Purchaser nevertheless hereby intends to release, discharge and acquit each of the Sellers from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Sellers by Purchasers in exchange for Sellers’ performance hereunder.

                    (c) The releases provided for in this Section 9.4 shall not apply to (i) Sellers’ or Seller Parent’s obligations under any indemnities contained in this Agreement (including in Article VIII and Article IX) or (ii) any Claim that any Seller has committed fraud or willful misconduct in connection with the transactions contemplated by this Agreement.

                              Section 9.5. Effect of Indemnity Payments Sellers and Purchasers hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable law, be treated for all tax purposes as an adjustment to the Purchase Price.

                              Section 9.6. Purchaser Parent Guaranty.

                    (a) In consideration of Sellers’ execution and delivery of this Agreement and their agreement to perform the transactions contemplated hereby, and as a material inducement of such execution, delivery and performance, Purchaser Parent hereby guarantees to Sellers (i) the full, complete and timely performance of and compliance with all of the covenants, agreements, obligations and other liabilities of Purchasers set forth herein to the extent such covenants, agreements, obligations and other liabilities are to be performed prior to the Closing, and (ii) the due and punctual payment (as, when and if due) of all sums required to be paid by Purchasers to Sellers under this Agreement.

                    (b) Purchaser Parent agrees that no formal change, amendment, modification or waiver of any terms or conditions hereof, no extension in whole or in part of the time for the performance by Purchasers of their respective obligations hereunder, and no settlement, compromise, release, surrender, modification or impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection herewith, shall affect, impair or discharge, in whole or in part, the liability of Purchaser Parent for the full, prompt and unconditional performance of its obligations hereunder. The liability and obligation of Purchaser Parent hereunder is absolute and unconditional, and irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor and irrespective of any change in the corporate existence, structure or ownership of Purchasers or Purchaser Parent, or any dissolution, insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting either Purchaser or Purchaser Parent or any of their respective assets. Purchaser Parent hereby waives notice, presentment, protest and notice of dishonor with respect to any such liabilities. The separate guarantee of Purchaser Parent shall be a continuing guarantee and shall remain in full force and effect until its obligations hereunder are discharged and paid in full. Purchaser Parent agrees to pay all reasonable costs, fees and expenses (including reasonable attorneys’ fees) and other liabilities incurred by Sellers in collecting or enforcing Purchaser Parent’s obligations under this Section 9.6 or otherwise in this Agreement.

                    (c) Purchaser Parent agrees to be bound by the obligations applicable to it set forth in Section 10.15.

ARTICLE X

MISCELLANEOUS

                              Section 10.1. Notices. All demands, notices and communications hereunder shall be in writing and sent by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.1. Any such demand, notice or communication shall be deemed effective (i) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day) and (ii) on the next Business Day if sent by a reputable overnight commercial courier. Notices shall be sent to the following addresses:

If to any Purchaser:

c/o CreXus Investment Corp.
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
Attn: Kevin Riordan

with copies to:

c/o Fixed Income Discount Advisory Company
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
Attn: Nicholas Singh, Esq.

and

K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Attn: Patrick Ridinger, Esq.

If to any Seller:

c/o Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attn: Michael Keegan

with copies to:

c/o Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attn: Richard Smith, Esq. and Elisabeth Summers, Esq.

and

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attn: Robert Golub, Esq.

If to Purchaser Parent:

CreXus Investment Corp.
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
Attn: Kevin Riordan

with copies to:

c/o Fixed Income Discount Advisory Company
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
Attn: Nicholas Singh, Esq.

and

K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Attn: Patrick Ridinger, Esq.

If to Seller Parent:

c/o Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attn: Michael Keegan

with copies to:

c/o Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attn: Richard Smith, Esq. and Elisabeth Summers, Esq.

and

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attn: Robert Golub, Esq.

                              Section 10.2. Governing Law. In all respects, including, without limiting the generality of the foregoing, matters of construction, validity, performance and enforceability, this Agreement, the Transaction Documents (except to the extent expressly provided to the contrary in any Transaction Document) and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State (without regard to principles of conflict of laws). To the fullest extent permitted by law, Sellers and Purchasers hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Agreement or the other Transaction Documents, and this Agreement and the other Transaction Documents shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law.

                              Section 10.3. Choice of Venue. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Agreement (each, a “Proceeding”), and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such Proceeding may be heard and determined in such court. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue, and (b) any defense of forum non-conveniens.

                              Section 10.4. Unenforceable Provisions. If any provision of this Agreement is found to be illegal or unenforceable or would operate to invalidate this Agreement, then the provision will be deemed to be expunged and this Agreement will be construed as though the provision was not contained in this Agreement and the remainder of this Agreement will remain in full force and effect.

                              Section 10.5. Survival. Unless expressly provided to the contrary in this Agreement, Sellers’ and Purchasers’ representations, warranties and covenants contained in this Agreement will continue in full force and effect and survive each Closing until the Survival Date for the Assets conveyed at such Closing and will not merge into the Transaction Documents, but instead will be independently enforceable.

                              Section 10.6. Entire Agreement. Any agreements between Sellers and Purchasers relating to the matters described in this Agreement are contained in this Agreement, which contains the complete and exclusive statement of the agreements between Sellers and Purchasers, except as Sellers and Purchasers may later agree in writing to amend this Agreement.

                              Section 10.7. No Oral Amendment. This Agreement may not be amended, waived or terminated orally or by any act or omission made individually by Sellers or Purchasers but may be amended, waived or terminated only by a written document signed by the party against which enforcement of the amendment, waiver or termination is sought.

                              Section 10.8. Joint and Several Liability. The obligations of each Purchaser under this Agreement shall be joint and several with the obligations of each of the other Purchasers, and the obligations of each Seller under this Agreement shall be joint and several with the obligations of each of the other Sellers.

                              Section 10.9. Successors and Assigns. This Agreement binds Sellers and Purchasers and their respective successors and assigns and, subject to the provisions of

Section 10.12, inures to the benefit of Sellers and Purchasers and their respective successors and permitted assigns. This Agreement also inures to the benefit of all Seller Indemnified Persons and Purchaser Indemnified Persons pursuant to Article IX.

                              Section 10.10. Duplicates and Counterparts. Duplicate counterparts of this Agreement may be executed and together will constitute a single original document.

                              Section 10.11. Rights Cumulative; Waivers. The rights of Sellers and Purchasers under this Agreement are cumulative and may be exercised as often as such party considers appropriate. The rights of Sellers and Purchasers under this Agreement will not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights will not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party will in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

                              Section 10.12. Assignment.

                    (a) The rights and obligations of Purchasers under this Agreement shall not be assigned by any Purchaser to any Person without the prior written consent of Sellers. Notwithstanding anything to the contrary set forth herein, Sellers’ consent shall not be required in connection with any assignment by any Purchaser of its rights and obligations under this Agreement to a Purchasers’ Affiliate or for a Purchaser to name one or more Purchasers’ Affiliates as the Person(s) to which the Assets will be assigned or transferred (each such Person, a “Purchaser’s Designee”); provided, however, notwithstanding any assignment of any Purchaser’s rights and obligations under this Agreement, all Purchasers initially named herein shall remain fully liable for all “Purchasers’” obligations hereunder, shall not be released from any liability hereunder as a result of any such assignment and assumption and shall remain jointly and severally obligated for all such “Purchasers” obligations with each such assignee. To exercise the Purchasers’ right to assign this Agreement to a Purchaser’s Affiliate or to name a Purchaser’s Designee as the Person to which the Assets will be assigned, Purchasers must (a) provide Notice of such exercise to Sellers at least seven (7) Business Days prior to the applicable Closing Date, (b) fully disclose to Sellers the composition and ownership structure of such Purchaser’s Affiliate or Purchaser’s Designee and any additional information requested by Sellers in Sellers’ reasonable discretion in connection therewith, including structure charts, organizational documents and evidence of the formation and good standing of any entities named therein and (c) demonstrate to Sellers’ reasonable satisfaction that the contemplated assignment would not have an adverse effect on Sellers’ ability to obtain the Seller Required Consents. In connection with any such assignment, the assignee or Purchaser’s Designee shall expressly assume in writing for the benefit of Sellers all obligations of Purchasers under this Agreement, whereupon such assignee or Purchaser’s Designee shall become a “Purchaser” hereunder and shall be jointly and severally liable with the other Purchasers for all of Purchasers’ liabilities and obligations hereunder; provided, however, such assignment shall not relieve any Purchaser of its obligations under this Agreement.

                    (b) The rights and obligations of Sellers under this Agreement shall not be assigned by any Seller without the prior written consent of Purchasers; provided, however, Purchasers’ consent shall not be required in connection with any assignment by any Seller of its rights and obligations under this Agreement to any Affiliate of any of the Sellers; provided, further, that notwithstanding any assignment of any Seller’s rights and obligations under this Agreement, all Sellers initially named herein shall remain fully liable for all “Sellers’” obligations hereunder and shall not be released from any liability hereunder as a result of any such assignment and assumption. In connection with any such assignment, the assignee shall expressly assume in writing for the benefit of Purchasers all obligations of Sellers under this Agreement, whereupon such assignee shall become a “Seller” hereunder and shall be jointly and severally liable with the other Sellers for all of Sellers’ liabilities and obligations hereunder.

                              Section 10.13. Fees and Expenses. Sellers and Purchasers each will bear the fees and expenses of their respective accountants, appraisers, attorneys and other consultants and other costs and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement. Purchasers will pay for cost of the title updates and any endorsements to the existing loan policies of title insurance for the Assets obtained by Purchasers in connection with the transactions contemplated in this Agreement, and Purchasers will pay the cost of any new title insurance policies purchased by Purchasers with respect to any of the Assets, if, in its sole election, the applicable Purchaser elects to purchase any such title insurance policy. Purchasers shall pay any fees or taxes (including any stamp, recording or excise fees or taxes) imposed in connection with the transfer of the Assets pursuant to the transactions contemplated by this Agreement. Purchasers and Sellers shall each pay fifty percent (50%) of any fees payable to the administrative agent pursuant to the applicable Loan Documents in connection with the assignment of the Assets identified as “B Note 1,” “B Note 2,” “B Note 3,” “B Note 4,” “B Note 5” and “B Note 6” on Schedule 2.2. If either Sellers or Purchasers commence an action against the other to enforce any of the provisions of this Agreement or because of the breach by either party of any of the provisions of this Agreement, the losing party will pay to the prevailing party’s reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of the action.

                              Section 10.14. Exculpation. No shareholder, employee or agent of a party hereto nor any related parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made in connection with this Agreement, and each party hereto and its successors and assigns shall look solely to the other party’s assets for the payment of any claim or for performance, and each party, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

                              Section 10.15. Confidentiality.

                    (a) Each Purchaser and Purchaser Parent has received and reviewed the Pre-Closing Confidentiality Agreement. By its execution of this Agreement, each Purchaser and Purchaser Parent hereby joins in the Pre-Closing Confidentiality Agreement as a party thereto (with the same obligations as FIDAC thereunder) and agrees that such Pre-Closing Confidentiality Agreement shall continue to be in full force and effect with respect to the subject matter contemplated in the Pre-Closing Confidentiality Agreement, except with respect to the

Assets and the subject matter addressed in this Agreement. As of the date hereof, the Pre-Closing Confidentiality Agreement shall terminate and be no further force and effect with respect to the Assets and the subject matter addressed in this Agreement, the confidentiality of which shall be governed instead by the provisions of Sections 10.15(b) and 10.15(c). The provisions of this Section 10.15 shall survive the Closing for each Asset indefinitely.

                    (b) The parties agree not to disclose any Confidential Information without obtaining the prior written consent of all other parties to this Agreement; provided, however, that with respect to each Asset, from and after the Closing Date applicable to such Asset, any Purchaser or Affiliate thereof may, in its sole election and without notice to or consent from any Seller, disclose the Confidential Information set forth in clauses (ii) and (iii) of the definition of Confidential Information at such Purchaser’s sole risk, cost and expense. Purchasers and Purchaser Parent shall indemnify each Covered Person for any third-party Claim or any Damage arising from any disclosure made by any Purchaser or Affiliate thereof pursuant to the proviso in the immediately preceding sentence. Each Purchaser and Seller hereby agrees that the information set forth on Schedule 2.2 is sufficient to identify the Assets and to identify and calculate, at the time of the applicable Closing, the aggregate Purchase Price for each Closing and the Individual Asset Purchase Price with respect to each Asset. The parties acknowledge and agree that Purchasers shall be entitled to file with the United States Securities and Exchange Commission a copy of this Agreement and all exhibits and schedules attached hereto and to file with the United States Securities and Exchange Commission each prospectus supplement (together with any other information or filings required in connection therewith) that may be required in connection with the Equity Issuance. Sellers received a draft prospectus supplement from Purchasers on March 17, 2011, and Sellers acknowledge and agree that the information contained in such draft prospectus supplement as well as in any marketing material that contains information that is substantially similar to the information that is contained in such draft do not and shall not violate the provisions of this Section 10.15(b) or Section 10.15(c).

                    (c) Notwithstanding the foregoing, at any time and from time to time, any party hereto or Affiliate thereof may disclose Confidential Information (i) if and to the extent requested by any regulatory (including self-regulatory) agency having jurisdiction over any party hereto or any Affiliate thereof, (ii) if and to the extent ordered to be disclosed pursuant to applicable laws or regulations, in connection with any litigation matter or pursuant to any subpoena or similar legal process, and (iii) to Sellers’ Broker and to any lawyer, accountant, consultant or agent of any party hereto on a need-to-know basis, provided each such party hereto discloses to such Persons the terms of Sections 10.15(b) and 10.15(c). In regard to disclosures made under clause (ii) of this Section 10.15(c), any party that discloses Confidential Information shall (x) notify the non-disclosing parties as soon as practicable unless notification shall be prohibited by applicable law or legal process so that, at the non-disclosing party’s expense, the non-disclosing party may seek an appropriate protective order, and (y) in the absence of a protective order relating to the disclosure of such Confidential Information, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information; provided, that, the terms of this sentence shall not be applicable to any Confidential Information that is set forth in clauses (ii) and (iii) of the definition of Confidential Information if the disclosure of such Confidential Information occurs on or after the date that is the earlier to occur of (A) the Closing Date on which the last Asset is actually sold to Purchasers, and (B) August 1, 2011.

                              Section 10.16. Agreement Not Binding. Nothing contained in this Agreement will create any obligation on the part of Sellers or Purchasers under this Agreement unless and until Purchasers and Sellers have each executed and delivered a counterpart of this Agreement.

                              Section 10.17. Waiver of Jury Trial. Sellers and Purchasers waive trial by jury in any proceeding brought or counterclaim asserted in connection with the transactions contemplated by this Agreement.

                              Section 10.18. Time of the Essence. Time is of the essence with respect to Purchasers’ payment of the Purchase Price and with respect to the performance of Purchasers’ and Sellers’ respective obligations under this Agreement.

[Signatures on Following Pages]

          IN WITNESS WHEREOF, Sellers and Purchasers have executed and delivered this Agreement as of the date first set forth above.

PURCHASERS:

CREXUS S HOLDINGS (GRAND CAYMAN) LLC,
a Delaware limited liability company

By:	/s/ Kevin J. Riordan

Name: Kevin J. Riordan
Title: President

CREXUS S HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Kevin J. Riordan

Name: Kevin J. Riordan
Title: President

SELLERS:

BARCLAYS CAPITAL REAL ESTATE INC.,
a Delaware corporation

By:	/s/ Haejin Baek

Name: Haejin Baek
Title: Vice President

BARCLAYS CAPITAL REAL ESTATE FINANCE INC.,
a Delaware corporation

By:	/s/ Michael Keegan

Name: Michael Keegan
Title: President

[SIGNATURE PAGES CONTINUE ON NEXT PAGE]

SOLELY FOR THE PURPOSE OF AGREEING
TO THE TERMS OF SECTIONS 6.1(e), 6.6, 7.6(c), 9.1 AND 9.6 HEREOF:

CREXUS INVESTMENT CORP.,
a Maryland corporation

By:	/s/ Kevin J. Riordan

Name: Kevin J. Riordan
Title: President

SOLELY FOR THE PURPOSE OF AGREEING
TO THE TERMS OF SECTIONS 2.6, 3.3(d), 8.3(c) AND 9.2 HEREOF:

BARCLAYS BANK PLC,
a company incorporated in England and Wales

By:	/s/ Michael Keegan

Name: Michael Keegan
Title: Managing Director

EXHIBIT A

DEFINITIONS

          “Affiliate” shall mean, in the case of any Person, such Person’s parent or any wholly- or partially-owned subsidiary of such Person or such Person’s parent.

          “Agency Bonds” shall mean:

(i)

Mortgage pass-through certificates in book entry form for which the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation (excluding in each instance multi-class REMIC pass-through certificates and excluding securities paying interest or principal only;

(ii)

Pass-through certificates in book entry form for which the full and timely payment of principal and interest of which are guaranteed by the Government National Mortgage Association (excluding multi-class REMIC pass-through certificates and excluding securities paying interest or principal only); and

(iii)	U.S. Treasury securities.

          “Agent Release” has the meaning set forth in Section 6.6.

          “Agreement” means the Asset Purchase and Sale Agreement to which this Exhibit A is attached, as the same may be amended, restated, renewed, supplemented or otherwise modified from time to time.

          “A Note Holder” means, with respect to each of the B Note Assets, the holder of the senior note that is secured by the same Underlying Property that secures the related B Note Asset, as identified in the applicable Co-Lender Agreement.

          “Asset” and “Assets” have the meanings provided in the Recitals to the Agreement.

          “Asset Files” is defined as follows:

          (1) with respect to each Mortgage Loan:

          (a) an original of the Note;

          (b) the original or a copy (if the original is not available) of the Mortgage, and any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon;

Exh. A-1

          (c) the original or a copy (if the original is not available) of the Assignment, and any intervening assignments of the Assignment, in each case with evidence of recording indicated thereon;

          (d) a copy of each UCC Financing Statement filed with respect to the applicable Mortgage Loan (except for any UCC Financing Statement that was filed by any third party or loan servicer);

          (e) the original or a copy (if the original is not available) of the ground lease (a “Ground Lease”), if any, pertaining to the Underlying Property, as the case may be, any amendment to the Ground Lease and any intervening assignments of the Ground Lease, together with evidence of the recording of the Ground Lease and each such assignment or a memorandum or memoranda of the Ground Lease;

          (f) the original or a copy (if the original is not available) of all assumption, modification and substitution agreements in those instances where the Note, the Mortgage, the Assignment or any other documents in the Asset Files have been assumed or modified and the original or a copy (if the original is not available) of any forbearance agreement or waiver relating in any way to the loan evidenced by the Note;

          (g) the original or a copy (if the original is not available) of the lender’s title insurance policy for the applicable Asset or, with respect to an Asset not covered by a lender’s title insurance policy, if in Sellers’ files, a copy of an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the Underlying Property is located;

          (h) if the applicable Mortgage Loan pertains to a hospitality asset, a copy of any franchise agreement and/or any management agreement (and, in each case, any related side letter agreements) and, if available, the original or a copy (if the original is not available) of any existing franchisor comfort letter, manager subordination, nondisturbance and attornment agreement or other similar agreement relating to such Asset;

          (i) if there are one or more “B Notes” or junior participation interests relating to the Mortgage Loan, the original or a copy (if the original is not available) of the related Co-Lender Agreement;

          (j) if there are one or more mezzanine loans relating to the applicable Mortgage Loan, the original or a copy (if the original is not available) of the related Intercreditor Agreement; and

          (k) the original or a copy (if the original is not available) of all amendments, modifications, extensions, replacements and restatements of the foregoing, together with (i) all other material written documents related to the Mortgage Loan that (x) are executed by any one of the applicable borrower, guarantor and/or lender, and (y) were actually delivered to the other loan parties of such Mortgage Loan in accordance with the notice provisions of the applicable loan documents, and (ii) the most recent final environmental reports, appraisals, engineering reports, surveys and title insurance policies that are actually in Sellers’ possession; provided, however, that electronic correspondence (including email correspondence) and those items that

Exh. A-2

are deemed by any Seller in its reasonable discretion, to be confidential, privileged or proprietary in nature shall be excluded from the foregoing.

          (2) with respect to each Mezzanine Loan:

          (a) an original of the Note, or a copy of the Note (if the original is not available), together with a lost note affidavit executed by the applicable Seller;

          (b) the original or a copy (if the original is not available) of the Pledge Agreement, and any intervening assignments of the Pledge Agreement;

          (c) a copy of the filed UCC Financing Statements relating to the Pledge Agreement (except for any UCC Financing Statement that was filed by any third party or loan servicer);

          (d) if the pledged equity interest is certificated, the original of the applicable certificate(s) (if in the possession of the applicable Seller), or a copy of the certificate(s), together with a lost certificate affidavit executed by the applicable Seller;

          (e) the original or a copy (if the original is not available) of the related Intercreditor Agreement;

          (f) the original or a copy (if the original is not available) of all assumption, modification and substitution agreements in those instances where the Note, the Pledge Agreement or any other documents in the Asset Files have been assumed or modified;

          (g) the original or a copy (if the original is not available) of the UCC-9 insurance policy, if any, relating to the applicable Asset;

          (h) if the applicable Mezzanine Loan pertains to a hospitality asset, a copy of any franchise agreement and/or any or management agreement (and, in each case, any related side letter agreements) and, if available, the original or a copy (if the original is not available) of any existing franchisor comfort letter, manager subordination, nondisturbance and attornment agreement or other similar agreement relating to such Asset;

          (i) if there are one or more “B Notes” or junior participation interests relating to the Mezzanine Loan, the original or a copy (if the original is not available) of the related Co-Lender Agreement; and

          (j) the original or a copy (if the original is not available) of all amendments, modifications, extensions, replacements and restatements of the foregoing, together with (i) all other material written documents related to the Mezzanine Loan that (x) are executed by any one of the applicable borrower, guarantor and/or lender, and (y) were actually delivered to the other loan parties of such Mezzanine Loan in accordance with the notice provisions of the applicable loan documents, and (ii) the most recent final environmental reports, appraisals, engineering reports, surveys and title insurance policies that are actually in Sellers’ possession; provided, however, that electronic correspondence (including email correspondence) and those items that are deemed by any Seller in its reasonable discretion, to be confidential, privileged or proprietary in nature shall be excluded from the foregoing.

Exh. A-3

          (3) with respect to each B Note Asset:

          (a) if the B Note Asset is evidenced by a Note (or participation certificate), the original Note (or participation certificate);

          (b) a copy of the underlying mortgage loan documents, if and to the extent in the applicable Seller’s possession;

          (c) the original or a copy (if the original is not available) of the related Co-Lender Agreement;

          (d) the original or a copy (if the original is not available) of the Assignment and any intervening assignments of the Assignment;

          (e) if the applicable B Note Asset pertains to a hospitality asset, a copy of any franchise agreement and/or any management agreement (and, in each case, any related side letter agreements) and, if available, the original or a copy (if the original is not available) of any existing franchisor comfort letter, manager subordination, nondisturbance and attornment agreement or other similar agreement relating to such Asset;

          (f) the original or a copy (if the original is not available) of all assumption, modification and substitution agreements in those instances where documents in the Asset Files have been assumed or modified and the original or a copy (if the original is not available) of any forbearance agreement or waiver relating in any way to the loan evidenced by the Note;

          (g) the original or a copy (if the original is not available) of the lender’s title insurance policy for the applicable Asset or, with respect to an Asset not covered by a lender’s title insurance policy, if in Sellers’ files, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the Underlying Property is located; and

          (h) the original or a copy (if the original is not available) of all amendments, modifications, extensions, replacements and restatements of the foregoing, together with all other material written documents related to the B Note Asset that are executed by Seller or any other party to the applicable Co-Lender Agreement held by Seller; provided, however, that electronic correspondence (including email correspondence) and those items that are deemed by any Seller, in its reasonable discretion, to be confidential, privileged or proprietary shall be excluded from the foregoing;

provided, however, that, with respect to the foregoing clauses (1) through (3), inclusive, above, Purchasers understand that the term “Asset Files” as used herein is specifically limited to those documents posted in the Data Room and expressly does not include various documents and papers that might reasonably be expected to be a “loan document,” as that term is commonly used and understood in the finance industry, and/or any other information regarding the Assets that may have been made available to or may be made available to Purchasers pursuant to the Agreement. Such excluded documents, papers, and information (collectively, the “Excluded Documents”) include Sellers’ own internal evaluations of the Assets and/or any collateral relating to the Assets, attorney-client privileged materials, and any of Sellers’ internal communications or Sellers’ action plans for the applicable Assets and may include material

Exh. A-4

information which, if made known to Purchasers, could have had a material, direct or indirect impact upon perceived, apparent, or actual value of the Assets. The risk that the Excluded Documents might be pertinent to Purchasers in order for Purchasers to make an informed decision with respect to the actual, apparent, or perceived value of the Assets shall be borne by Purchasers. The Excluded Documents are not included in the Asset Files and are not to be sold, transferred, assigned, or conveyed by Sellers to Purchasers.

          “Assignment” means, with respect to each Underlying Property, the assignment of leases, rents and profits or similar agreement executed by the applicable Borrower, assigning all of the income, rents and profits derived from the ownership, operation, leasing or disposition of each Underlying Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date of the Agreement and from time to time after the date of the Agreement (collectively, with respect to all of the Loans, the “Assignments”).

          “B Note” means, with respect to each B Note Asset, the subordinated promissory note or junior participation certificate evidencing such B Note Asset.

          “B Note Asset” means each “B Note” or “Junior Participation Interest” listed as a “B Note” on Schedule 2.2 attached hereto, each of which is identified by reference to its Seller CUSIP number (collectively, with respect to all of the B Note Assets, the “B Note Assets”).

          “Borrower” means (i) with respect to each Mortgage Loan, the current and unreleased obligor or obligors on the related Note and/or a successor or successors of such obligor(s) that takes title to the applicable Underlying Property subject to the applicable Mortgage, (ii) with respect to each Mezzanine Loan, the current and unreleased obligor or obligors on each related Note and/or a successor or successors of such obligor(s) that takes title to the applicable collateral for the applicable Mezzanine Loan, subject to the applicable Pledge Agreement, and (iii) with respect to each B Note Asset, the current and unreleased obligor or obligors on the related B Note and/or a successor or successors of such obligor(s) that takes title to the applicable Underlying Property subject to the applicable Mortgage (collectively, the “Borrowers”).

          “Breach Notice” has the meaning provided in Section 8.3(a).

          “Business Day” means any day, other than a Saturday, a Sunday, a federal holiday or any day on which banking institutions in New York City are not generally open for business.

          “Claim” mean any assertion, cause of action, claim, demand or legal proceeding.

          “Closing” means the delivery of the Transaction Documents, payment of the Purchase Price and sale and purchase of the applicable Assets in accordance with the Agreement, which will occur at 11:00 a.m. Eastern Standard/Daylight Time on each Closing Date.

          “Closing Date” means the Initial Closing Date or any Supplemental Closing Date, as the relevant context may require.

          “Code” means the Internal Revenue Code of 1986, as amended.

Exh. A-5

          “Co-Lender Agreement” means (i) with respect to each Mortgage Loan, if applicable, any related co-lender agreement (or participation agreement) between the holder of the related “A Note” or “Senior Participation,” on the one hand, and the holder of the related “B Note” or “Junior Participation,” on the other hand, with respect to the relationship between such holders, (ii) with respect to each Mezzanine Loan, if applicable, any related co-lender agreement (or participation agreement) between the holder of the related “A Note” or “Senior Participation,” on the one hand, and the holder of the related “B Note” or “Junior Participation,” on the other hand, with respect to the relationship between such holders, and (iii) with respect to each B Note Asset, the related co-lender agreement (or participation agreement) between the holder of the related “A Note” or “Senior Participation,” on the one hand, and the holder of the B Note Asset, on the other hand, with respect to the relationship between such holders.

          “Confidential Information” means (i) all non-public information and data regarding any Seller that is proprietary in nature or that relates to any Seller’s business or employees, including business strategies, headcount, identity of personnel, customer lists or data, form lending agreements, form confidentiality agreements, financial models, and marketing plans, (ii) all information that is deemed to be confidential pursuant to the terms of any Loan Document and all non-public information and data regarding any Borrower or Underlying Property that is proprietary to such Borrower and that is known by Sellers or Purchasers, as applicable, solely as a result of acting as a lender pursuant to any Loan Document or in connection with the transactions contemplated in this Agreement, (iii) the documents and notices that are actually prepared based on the forms of such documents and notices that are attached as Exhibits to the Agreement and that are actually executed and/or delivered by the parties hereto (excluding, however, any such documents and notices that are customarily recorded in public records), each Individual Asset Purchase Price (but not the Purchase Price to be paid for the Assets in the aggregate or the aggregate Purchase Price paid for the Assets conveyed at each Closing) and any information tying or connecting any information set forth in Schedule 2.2 to the colloquial or common place name of any Asset, and (iv) any and all information, documents, agreements, correspondence, understandings, term sheets, letters of intent, and discussions (in every case, whether oral or written) between the Purchasers, Purchase Parent, Sellers and any Affiliates of such parties that relate to the transactions contemplated in the Agreement or any other aspects of any Seller’s commercial real estate assets, commercial real estate business or employees thereof. Notwithstanding the foregoing, the following is not “Confidential Information”: (A) any information that was already in the possession of any party hereto prior to its being furnished in connection with this transaction or pursuant to clause (iv), provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to any Seller or Purchaser, (B) the agreements and transactions set forth in the Agreement (other than as set forth in the foregoing clause (iii)), (C) the information set forth in clause (i) is the Sellers’ “Confidential Information”; therefore, any Seller may at any time and from time to time, in its sole discretion and without notice to any Person, elect to disclose such Confidential Information, and (D) information that is independently developed by any party hereto or Affiliate thereof without the use of any Confidential Information.

          “Covered Persons” means, with respect to each Seller, all of such Seller’s shareholders, members, partners, trustees, beneficiaries, directors, officers, managers, employees, attorneys, accountants, contractors, consultants, agents and representatives.

Exh. A-6

          “Custodial Agreement” has the meaning provided in Section 3.7(b).

          “Custodian” has the meaning provided in Section 3.7(b).

          “Damages” means any and all actual damages, liabilities, losses, Claims, out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by a Person; provided, however, that in no event shall “Damages” be deemed to include any indirect, incidental, consequential, punitive, special or similar damages.

          “Data Room” means that certain IntraLinks Virtual Due Diligence Room through which Sellers have provided Purchasers with due diligence documentation related to the Assets, as populated with documentation as of March 17, 2011.

          “Deposit Accounts” means all bank, savings, money market and other depository accounts (including certificates of deposits and similar forms of investments) in the name of any Seller or any custodian on behalf of Seller (as secured party) (i) which relates to a Mortgage Loan or a Mezzanine Loan and (ii) in which a Seller has been granted a security interest, whether documented as a cash management account, a lockbox account, a blocked account, a sweep or cash sweep account or similar designation, and regardless of whether such security interest has been perfected.

          “Equity Issuance” has the meaning set forth in Section 7.1(g).

          “Escrow Agent” means First American Title Insurance Company, with the address of 633 Third Avenue, New York, NY 10017, Attention Andrew Jaeger (ajaeger@firstam.com) and Alex Barnet (abarnet@firstam.com).

          “Escrow Amounts” means, with respect to each Mortgage Loan and each Mezzanine Loan, the positive balance of funds held by or on behalf of the applicable Seller with respect to such Mortgage Loan or such Mezzanine Loan, for taxes, insurance premiums, capital improvements, tenant improvements, leasing commissions, debt service reserves and other reserves and other matters.

          “Excluded Documents” has the meaning set forth in the definition of Asset Files in this Exhibit A.

          “Existing Property Level Litigation” has the meaning provided in Section 3.11(a).

          “Existing Trimont Servicing Agreement” has the meaning provided in Section 3.9.

          “Failed Condition Assets” has the meaning set forth in Section 7.6(a).

          “Failed Consent Asset” has the meaning set forth in Section 7.6(a).

          “FCA Closing Documents” has the meaning set forth in Section 7.6(b).

          “FIDAC” shall mean Fixed Income Discount Advisory Company.

Exh. A-7

          “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

          “Ground Lease” has the meaning as set forth in the definition of Asset Files in this Exhibit A.

          “Individual Asset Purchase Price” means, with respect to any individual Asset, the sum of (i) (x) the Principal Balance of such individual Asset as of the date on which such Asset is actually sold and transferred to Purchasers, multiplied by (y) the Purchase Price Percentage for such Asset; plus (ii) the Qualified Accrued Interest on such individual Asset as of the date on which such Asset is actually sold and transferred to Purchasers; provided, however, with respect to Qualifying Failed Consent Assets, the Individual Asset Purchase Price shall be calculated using the Principal Balance that was outstanding on the Initial Closing Date, regardless of the date on which the applicable Qualifying Failed Consent Asset is actually sold and transferred to Purchasers. For the avoidance of doubt, to the extent an individual Asset is comprised of components evidenced by multiple Seller CUSIP numbers on Schedule 2.2, the Individual Asset Purchase Price for such individual Asset shall be determined by aggregating the Individual Asset Purchase Prices for each of the components set forth on Schedule 2.2 (e.g., the aggregate sum of (i) the Principal Balance for each component, multiplied by (ii) the Purchase Price Percentage for such component, plus the Qualified Accrued Interest for each such component).

          “Initial Closing” mean the Closing for the Assets (other than the Failed Condition Assets), which shall occur on the Initial Closing Date.

          “Initial Closing Date” means April 11, 2011, or such earlier date as Purchasers and Sellers may mutually agree in writing.

          “Intercreditor Agreement” means the related intercreditor agreement between the holder of the mortgage loan on the related Underlying Property, as the senior lender, and the holder(s) of the mezzanine loan(s) related to the direct and indirect beneficial owners of such related Underlying Property.

          “Interim Litigation” has the meaning provided in Section 3.11(b).

          “Legal Requirements” means any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

          “Loan Agreement” means with respect to each Mortgage Loan, each Mezzanine Loan and each B Note Asset, the related loan agreement between the applicable Borrower, as borrower, and the applicable Seller, as lender, as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time.

          “Loan Documents” means, with respect to each Mortgage Loan, each Mezzanine Loan and each B Note Asset, the documents that evidence and/or secure the applicable Mortgage Loan, Mezzanine Loan or B Note Asset, as well as any related Co-Lender Agreement or

Exh. A-8

Intercreditor Agreement relating to such Mortgage Loan, Mezzanine Loan or B Note Asset, as the case may, as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time.

          “Material Breach” mean a material breach of a Seller’s Representation that causes a loss in the value of any Asset or Damages to Purchasers in an amount exceeding $50,000; provided, however, that (x) if (A) any Seller’s Representation is false or inaccurate as of the date of this Agreement or as of any Closing Date, (B) Purchasers have actual or constructive knowledge of such falsity or inaccuracy, and (C) Purchasers elect to close on the Assets being conveyed at such Closing as contemplated herein notwithstanding such breach, or (y) if any Seller’s Representation is false or inaccurate but materials evidencing the accurate state of facts with respect to the particular matter in question are contained in the Data Room or in the Asset Files, then in either such case the false or inaccurate Seller’s Representation shall not be deemed to constitute a Material Breach.

          “Mezzanine Loan” means each whole mezzanine loan or senior interest in a mezzanine loan listed as a separately numbered “Mezzanine Loan” on Schedule 2.2 attached hereto, each of which is identified by reference to one or more discrete Seller CUSIP numbers (collectively, with respect to all of the Mezzanine Loans, the “Mezzanine Loans”).

          “Mortgage” means, with respect to each Mortgage Loan, the mortgages, deeds of trust, assignments of leases and rents, security agreements and financing statements or other instruments (including the security agreements and UCC Financing Statements included in the Asset Files) purporting to create a continuing lien against and a security interest in the applicable Underlying Property, as from time to time amended, modified, renewed or extended (collectively, with respect to all of the Mortgage Loans, the “Mortgages”).

          “Mortgage Loan” means each whole mortgage loan or senior interest in a mortgage loan listed as a separately numbered “Mortgage Loan” on Schedule 2.2 attached hereto, each of which is identified by reference to one or more discrete Seller CUSIP numbers (collectively, with respect to all of the Mortgage Loans, the “Mortgage Loans”).

          “Note” means the executed note or notes, together with any rider, addendum, assignment, restatement or amendment to the note or notes, evidencing the indebtedness of the applicable Borrower to the applicable Seller under each Mortgage Loan, Mezzanine Loan or B Note Asset (collectively, the “Notes”).

          “Notice” means any and all acceptances, approvals, consents, demands, notices, requests and other communications required or permitted to be given under this Agreement.

          “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

          “Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

Exh. A-9

          “Pledge Agreement” means, in connection with each Mezzanine Loan, the pledge and security agreement in connection with such Mezzanine Loan, pursuant to which the Borrower under the Mezzanine Loan pledged the equity collateral for such Mezzanine Loan.

          “Pre-Closing Confidentiality Agreement” means that certain Confidentiality Agreement dated May 13, 2010, between one of the Sellers and FIDAC, as such Confidentiality Agreement has been amended pursuant to Section 10.15 and as may be further modified or amended from time to time.

          “Pricing Deadline Date” shall mean March 28, 2011; provided, however, that if the Equity Issuance has not “priced” on or before the March 28, 2011, then the Pricing Deadline Date will be extended until March 31, 2011.

          “Principal Balance” means, as of any date of determination, the then unpaid principal balance of each Mortgage Loan, each Mezzanine Loan and each B Note Asset.

          “Prior Data Room” means that certain IntraLinks Virtual Due Diligence Room through which Sellers have provided Purchasers with due diligence documentation related to the Assets and certain other assets not subject to this Agreement, as populated with documentation as of March 4, 2011.

          “Proceeding” has the meaning set forth in Section 10.3.

          “Pro Supp Filing Date” shall mean March 21, 2011; provided, however, that if the preliminary prospectus supplement in connection with the Equity Issuance has not been filed with the Securities and Exchange Commission on or before March 21, 2011 as a result of a material market disruption in the U.S. equities markets, then the Pro Supp Filing Date will be extended until March 24, 2011.

          “Purchaser Parent” shall mean CreXus Investment Corp., a Maryland corporation, having an address at 1211 Avenue of the Americas, Suite 2902, New York, NY 10036.

          “Purchase Price” means, with respect to any Closing, the sum of each of the Individual Asset Purchase Prices for the Assets included in such Closing.

          “Purchase Price Percentage” means, with respect to any individual Asset, the purchase price percentage assigned to such Asset on Schedule 2.2.

          “Purchaser” and “Purchasers” have the meanings provided in the introductory paragraph of the Agreement.

          “Purchaser Indemnified Person” has the meaning provided in Section 9.2(a).

          “Purchaser Parent” means CreXus Investment Corp, a Maryland corporation.

          “Purchaser’s Designee” has the meaning provided in Section 10.12(a).

          “QFCA Security” has the meaning set forth in Section 7.6(e).

Exh. A-10

          “Qualified Accrued Interest” means non-delinquent accrued and unpaid interest on any Asset, excluding default interest and late fees.

          “Qualified Transferee” means, with respect to each Mezzanine Loan and each B Note Asset, and with respect to each Asset in which the applicable Seller holds a senior interest (such as a senior participation interest or an A Note in a Mortgage Loan or a Mezzanine Loan that has multiple lenders) or a pari passu interest (such as a “Commitment” or “Loan” that is part of a syndicated credit facility with other lenders), a “Qualified Transferee,” “Qualified Institutional Lender,” “Qualified Purchaser” or “Eligible Transferee,” as defined in the related Intercreditor Agreement or the related Co-Lender Agreement.

          “Qualifying Failed Consent Asset” has the meaning set forth in Section 7.6(e).

          “Released Parties” has the meaning provided in Section 9.4(a).

          “Repurchase Price” means, as to any individual Asset, (x) the Individual Asset Purchase Price actually paid by the applicable Purchaser for such Asset, except that (i) the Individual Asset Purchase Price will be reduced on a dollar-for-dollar basis in an amount equal to the aggregate amount of all principal payments received by the applicable Purchaser with respect to the Asset in question from and after the applicable Closing Date, (ii) the Individual Asset Purchase Price will be reduced on a dollar-for-dollar basis in an amount equal to the aggregate amount of any portion of the principal amount thereof that was forgiven by the applicable Purchaser of such Asset from and after the applicable Closing Date and (iii) the Individual Asset Purchase Price will be reduced by the original Qualified Accrued Interest component such Individual Asset Purchase Price, plus (y) the Qualified Accrued Interest on such individual Asset as of the date on which such Asset is actually transferred back to Sellers, plus (z) the aggregate amount of actual out-of-pocket Damages reasonably incurred by Purchasers in connection with the applicable Material Breach of Seller’s Representations through the date of the applicable repurchase.

          “Resolved Condition Assets” has the meaning provided in Section 7.6(f).

          “Retained Lending Relationship” shall have the meaning provided in Section 2.5(a).

          “Retained Joint Venture/Preferred Equity Relationship” shall have the meaning provided in Section 2.5(b).

          “Sanctioned Entity” means (A) (i) a government or an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a country sanctions program administered and enforced by OFAC, (B) any such country, or (C) a blocked Cuban national.

          “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals maintained by OFAC available at or through OFAC’s web site http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time (hereinafter “SDN”) or (ii) any person in which an SDN owns, directly or indirectly, a 50 percent (50%) or greater interest.

Exh. A-11

          “SEC” means the United States Securities and Exchange Commission.

          “Seller” and “Sellers” have the meanings provided in the introductory paragraph of the Agreement.

          “Seller Controlled Accounts” has the meaning provided in Section 3.3(d).

          “Seller Indemnified Persons” has the meaning provided in Section 9.1(a).

          “Seller Parent” shall mean Barclays Bank PLC, a company incorporated in the United Kingdom and registered in England and Wales.

          “Seller Required Consent” has the meaning provided in Section 4.2(e).

          “Sellers’ Broker” means any Affiliate of any Seller.

          “Sellers’ Knowledge” means the actual, as opposed to imputed or constructive, knowledge of (i) Michael Keegan, (ii) Haejin Baek and (iii) with respect to each of the Assets, the asset manager for such asset employed by the applicable Seller on the date of the Agreement.

          “Seller’s Representations” means the representations and warranties expressly made by Sellers to Purchasers in Article IV of the Agreement, each being a “Seller’s Representation.”

          “Senior Lender” means (i) with respect to each Mezzanine Loan, the holder of the related mortgage loan, and (ii) with respect to each B Note Asset, the holder of the related “A Note” or “Senior Participation” or other senior loan or interest that is secured by the same Underlying Property as the applicable B Note Asset.

          “Settlement Statement” has the meaning provided in Section 3.3(e).

          “Supplemental Closing” has the meaning provided in Section 7.6(f).

          “Supplemental Closing Date” means the date any Supplemental Closing is completed and consummated relative to a Failed Condition Asset.

          “Survival Date” means, with respect to each Asset, the date that is one year after the Closing Date for such Asset, provided that if such date is not a Business Day, then the Survival Date will be the next Business Day immediately following the date that is one year after the applicable Closing Date.

          “Transaction Documents” means all documents to be executed by Sellers and Purchasers at each Closing pursuant to the terms of the Agreement.

          “Trimont” has the meaning provided in Section 6.5.

          “Trimont Servicing Assets” has the meaning provided in Section 6.5.

          “Trimont Substitute Servicing Agreement” has the meaning provided in Section 6.5.

Exh. A-12

          “UCC Financing Statement” means a financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in the relevant jurisdiction.

          “Underlying Property” means the real property, including all improvements thereon, that (i) with respect to each Mortgage Loan, is encumbered by a Mortgage, (ii) with respect to each Mezzanine Loan, is encumbered by the related mortgage loan (or other senior financing) with respect to which the Borrower under the applicable Mezzanine Loan, directly or indirectly, owns the mortgage borrower (or debtor under such senior financing), and (iii) with respect to each B Note Asset, is encumbered by a mortgage, deed of trust of deed to secure debt that secures the repayment of the applicable B Note Asset.

Exh. A-13

EXHIBIT B

RULES OF CONSTRUCTION

          1. References in the Agreement to numbered Articles or Sections are references to the Articles and Sections of the Agreement. References in the Agreement to lettered Exhibits and numbered Schedules are references to the Exhibits and Schedules attached to the Agreement, all of which are incorporated in and constitute a part of the Agreement. Article, Section, Exhibit and Schedule captions used in the Agreement are for reference only and do not describe or limit the substance, scope or intent of the Agreement or the individual Articles, Sections, Exhibits or Schedules of the Agreement.

          2. The terms “include,” “including” and similar terms are construed as if followed by the phrase “without limitation.”

          3. The term “Underlying Property,” is construed as if followed by the phrase “or any part thereof.”

          4. Any agreement by or duty imposed on any Purchaser in the Agreement to perform any obligation or to refrain from any act or omission constitutes a covenant on such Purchaser’s part and includes a covenant by such Purchaser to cause its Affiliates, agents, employees, members, partners, principals, representatives and trustees to perform the obligation or to refrain from the act or omission in accordance with the Agreement. Any statement or disclosure contained in the Agreement about facts or circumstances relating to a Purchaser constitutes a representation and warranty by such Purchaser made as of the date of the Agreement and as of each Closing Date.

          5. Any agreement by or duty imposed on any Seller in the Agreement to perform any obligation or to refrain from any act or omission constitutes a covenant on such Seller’s part and includes a covenant by such Seller to cause its Affiliates, agents, employees, members, partners, principals, representatives and trustees to perform the obligation or to refrain from the act or omission in accordance with the Agreement. Any statement or disclosure contained in the Agreement about facts or circumstances relating to a Seller constitutes a representation and warranty by such Seller made as of the date of the Agreement and as of each Closing Date.

          6. The singular of any word includes the plural and the plural includes the singular. The use of any gender includes all genders.

          7. The terms “person,” “party,” and “entity” include natural persons, firms, partnerships, limited liability companies and partnerships, corporations and any other public or private legal entity.

          8. The term “provisions” includes terms, covenants, conditions, agreements and requirements.

Exh. B-1

          9. The term “amend” includes modify, supplement, renew, extend, replace, restate and substitute and the term “amendment” includes modification, supplement, renewal, extension, replacement, restatement and substitution.

          10. Reference to any specific law or to any document or agreement includes any future amendments to or replacements of the law, document or agreement, as the case may be.

          11. No inference in favor of or against a party with respect to the Agreement may be drawn from the fact that the party drafted the Agreement.

          12. The term “certificate” means the sworn, notarized statement of the entity giving the certificate, made by a duly authorized person satisfactory to Sellers (if delivered by Purchasers) and to Purchasers (if delivered by Sellers) affirming the truth and accuracy of every statement in the certificate. Any document that is “certified” means the document has been appended to a certificate of the entity certifying the document that affirms the truth and accuracy of everything in the document being certified. In all instances the entity issuing a certificate must be reasonably satisfactory to the party to whom it is to be delivered.

          13. Any document, instrument or agreement to be delivered by any Purchaser will be in form and content satisfactory to Sellers.

          14. Any document, instrument or agreement to be delivered by any Seller will be in form and content satisfactory to Purchasers.

          15. All obligations, rights, remedies and waivers contained in the Agreement will be construed as being limited only to the extent required to be enforceable under the law.

Exh. B-2